Exhibit 10.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

JPM MERGER SUB INC.

and

VASTERA, INC.

dated

January 6, 2005

Section 3.23	Insurance
Section 3.24	Brokers
Section 3.25	Certain Business Practices
Section 3.26	Takeover Statutes
Section 3.27	Material Acquisitions
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MERGER SUB
Section 4.1	Organization
Section 4.2	Authorization; Validity of Agreement; Necessary Action
Section 4.3	Consents and Approvals; No Violations
Section 4.4	Brokers
Section 4.5	Funds
Section 4.6	Information Supplied
ARTICLE V CONDUCT OF BUSINESS PENDING THE MERGER
Section 5.1	Interim Operations of the Company
Section 5.2	No Solicitation
ARTICLE VI ADDITIONAL AGREEMENTS
Section 6.1	Proxy Statement
Section 6.2	Meeting of Stockholders of the Company
Section 6.3	Notification of Certain Matters
Section 6.4	Access; Confidentiality
Section 6.5	Publicity
Section 6.6	Indemnification; Directors’ and Officers’ Insurance
Section 6.7	Reasonable Best Efforts
Section 6.8	State Takeover Laws
Section 6.9	Subsequent Financial Statements
Section 6.10	Employee Matters
ARTICLE VII CONDITIONS
Section 7.1	Conditions to Each Party’s Obligations to Effect the Merger
Section 7.2	Additional Conditions to the Obligations of Parent and Merger Sub
Section 7.3	Additional Conditions to the Obligations of the Company
ARTICLE VIII TERMINATION
Section 8.1	Termination
Section 8.2	Effect of Termination; Termination Fees
ARTICLE IX MISCELLANEOUS
Section 9.1	Amendment and Modification
Section 9.2	Non-survival of Representations and Warranties
Section 9.3	Expenses
Section 9.4	Notices
Section 9.5	Definitions; Interpretations
Section 9.6	Counterparts
Section 9.7	Entire Agreement
Section 9.8	Severability
Section 9.9	Specific Performance
Section 9.10	Governing Law and Jurisdiction
Section 9.11	Assignment

Section 9.12	Rules of Construction
Section 9.13	No Waiver; Remedies Cumulative
Section 9.14	Parties in Interest
Section 9.15	Waiver of Jury Trial

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated January 6, 2005, by and among JPMorgan Chase Bank, National Association, a national banking association (“Parent”), JPM Merger Sub Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (the “Merger Sub”), and Vastera, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with the terms and conditions of this Agreement and Delaware General Corporation Law (the “DGCL”);

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) has unanimously determined that the consideration to be paid for each issued and outstanding share of common stock, par value $0.01, of the Company (the “Common Stock”) in the Merger is fair to the holders of such Common Stock and has determined that the Merger upon the terms and subject to the conditions set forth in this Agreement is advisable, fair to and in the best interests of the holders of such Common Stock;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and the Merger Sub’s willingness to enter into this Agreement, the stockholders of the Company listed on Exhibit A have entered into Voting Agreements in the form attached hereto as Exhibit B (the “Voting Agreements”); and

WHEREAS, the Company, Parent and the Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1             The Merger.  Upon the terms and subject to the conditions of this Agreement and the applicable provisions of the DGCL, at the Effective Time, the Company and the Merger Sub shall consummate the Merger pursuant to which (i) the Merger Sub shall be merged with and into the Company, (ii) the separate corporate existence of the Merger Sub shall thereupon cease, and (iii) the Company shall continue as the surviving corporation in the Merger subject to the laws of the state of Delaware. The Company, in its capacity as the corporation surviving in the Merger, is herein sometimes referred to as the “Surviving Corporation.”

Section 1.2             Effective Time.  As promptly as possible on the Closing Date, Parent, the Merger Sub and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware as provided in the DGCL and shall make all other filings or recordings required under the DGCL to effectuate the Merger.  The Merger shall become effective at the time of filing the Certificate of Merger with the Secretary of State of the State of Delaware or such later time as is agreed upon by the parties and specified in the Certificate of Merger (the date and time the Merger becomes effective being referred to herein as the “Effective Time.”)

Section 1.3             Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Eastern Standard Time, on a date to be specified by the parties, such date to be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VII or such other date as the parties may agree (the “Closing Date”), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 1440 New York Avenue, N.W., Washington, DC  20005, or place as the parties shall agree.

Section 1.4             Effects of the Merger.  From and after the Effective Time the Merger shall have the effects set forth in the DGCL.  Without limiting the generality of the foregoing, and subject thereto and any other applicable laws, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, restrictions, disabilities and duties of the Company and the Merger Sub shall become the debts, liabilities, restrictions, disabilities and duties of the Surviving Corporation.

Section 1.5             Certificate of Incorporation and Bylaws.

(a)           The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law and such certificate of incorporation, provided, however, that at the Effective Time Article IV of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The aggregate number of shares that the Company shall have the authority to issue is one thousand (1,000) shares of common stock, par value $0.01 per share.”

(b)           The Bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

Section 1.6             Directors and Officers of the Surviving Corporation.

(a)           The directors of the Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation, until their respective successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws, or as otherwise provided by law.

(b)           The officers of the Company in office immediately prior to the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their respective successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws, or as otherwise provided by law.

Section 1.7             Subsequent Actions.  If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or the Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or the Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II

MERGER CONSIDERATION; CONVERSION OF SECURITIES

Section 2.1             Merger Consideration; Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, the Merger Sub, the Company or holders of any of the following securities:

(a)           Each share of common stock of the Merger Sub, $0.01 par value, of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01, of the Surviving Corporation.

(b)           Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) Dissenting Shares and (ii) Common Stock to be cancelled in accordance with Section 2.1(c)) shall be converted into and represent the right to receive $3.00, payable to the holder thereof in cash, without interest (the “Merger Consideration”).  From and after the Effective Time, all such Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate, that immediately prior to the Effective Time, represented such Common Stock (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Certificate in accordance with Section 2.2.

(c)           Each share of Common Stock which is held in the treasury of the Company or any of the Company Subsidiaries and each share of Common Stock issued and outstanding immediately prior to the Effective Time and owned by Parent, the Merger Sub, any other direct or indirect wholly-owned Subsidiary of Parent, or any direct or indirect wholly-owned Subsidiary of the Company, shall be cancelled and retired and shall cease to exist, and no payment of consideration shall be made in respect thereof.

Section 2.2             Payment of Shares in the Merger.

(a)           Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company, and the Company agrees that any affiliate of the Parent shall be acceptable, to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration upon surrender of the Certificates in accordance with this Article II.

(b)           Immediately prior to the Effective Time or sooner, Parent or the Merger Sub shall deposit, or cause to be deposited, with the Paying Agent funds in the amounts necessary to make the payments to which holders shall be entitled pursuant to Section 2.1(b) upon surrender of the Certificates and payments required to be made under Section 2.5(a).  Funds deposited by the Parent with the Paying Agent shall be invested by the Paying Agent as directed by Parent, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Common Stock.  Earnings from such investments shall be the sole and exclusive property of Parent and no part of such earnings shall accrue to the benefit of holders of Common Stock.

(c)           Promptly after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate whose Common Stock were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration.  Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed and such other documents as may reasonably be requested by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Common Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled.  No interest shall be paid or accrue on the Merger Consideration.  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered in the transfer records of the Company, it shall be a condition precedent of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and (y) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not required to be paid.  Until surrendered as contemplated by this Section 2.2, each Certificate (other than Certificates representing Dissenting Shares and Certificates referred to in Section 2.1(c)) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by Section 2.2, without interest thereon, less any required applicable withholding of Taxes.

(d)           At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Common Stock on the records of the Company.  From and after the Effective Time, the holders of Certificates evidencing ownership of Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Stock, except as otherwise provided for herein or by applicable law.  If, after the Effective Time, Certificates are presented to the Surviving Corporation or Paying Agent, they shall be cancelled and exchanged as provided in this Article II, subject to applicable law in the case of Dissenting Shares.

(e)           Promptly following the date that is six (6) months after the Effective Time, the Paying Agent shall deliver to Parent all cash made available to the Paying Agent (including any interest received with respect thereto) and documents in its possession relating to the Merger, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to applicable abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon.  Notwithstanding the foregoing, neither Parent, the Surviving Corporation nor the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.  Any such portion of the aggregate Merger Consideration remaining unclaimed by holders of Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by law, become the property of Parent free and clear of any and all claims or interest of any Person previously entitled thereto.

Section 2.3             Tax Withholding.  Parent or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of the Common Stock or Options such amounts as Parent or the Paying Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment.  To the extent amounts are so withheld by Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Common Stock or Options in respect of whom such deduction and withholding was made by Parent or the Paying Agent.

Section 2.4             Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent or the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Common Stock represented by such Certificate, as contemplated by this Article II.

Section 2.5             Option Plans; ESPP.

(a)           Not later than immediately before the Effective Time, the Company Board of Directors (or, if appropriate, any committee of the Company Board of Directors administering the Option Plans), shall adopt such resolutions or take such other actions as may be required to provide that, effective immediately after the Effective Time: (i) each outstanding Option granted under the Option Plans, whether or not then exercisable or vested, shall be cancelled solely in consideration for the right to payment, if any, from the Merger Sub after the Effective Time (to be paid by the Merger Sub as soon as practicable following the Effective Time) of an amount in respect thereof, except as set forth on Section 2.5(a) of the Company Disclosure, equal to the product of (I) the excess, if any, of the Merger Consideration over the exercise price of each such Option and (II) the number of shares of Common Stock subject thereto (such payments, if any, to be net of applicable withholding and excise taxes); (ii) the Option Plans shall terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Company Subsidiary shall be cancelled; and (iii) no Person shall have any right under the Option Plans or any other plan, program, agreement or arrangement with respect to equity securities of the Surviving Corporation or any Subsidiary thereof (except as provided in the foregoing provisions of this Section 2.5), and the Company shall make such other changes to the Option Plans as Parent and the Company may agree are appropriate to give effect to the Merger.

(b)           As soon as practicable following the date of this Agreement, the Company Board of Directors (or, if appropriate, any committee of the Company Board of Directors administering the Company’s Employee Stock Purchase Plan (the “ESPP”)), shall adopt such resolutions or take such other actions as may be required to provide that with respect to the ESPP (i) participants may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement; (ii) no new offering period shall be commenced after the date of this Agreement; (iii) each participant’s outstanding right to purchase shares of Common Stock under the ESPP shall terminate on the day immediately prior to the day on which the Effective Time occurs, provided that all amounts allocated to each participant’s account under the ESPP as of such date shall thereupon be used to purchase from the Company whole shares of Common Stock at the applicable price determined under the terms of the ESPP for the then outstanding offering periods using such date as the final purchase date for each such offering period; and (iv) the ESPP shall terminate immediately following such purchases of Common Stock.

(c)           Prior to the Effective Time, each of Parent and the Company shall use its reasonable best efforts to cause any dispositions of Common Stock (including derivative securities with respect to Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, such efforts to include all steps required be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

(d)           For purposes of this Agreement, the following terms have the meaning ascribed to them below:

(i)            “Option” means each outstanding employee or Director stock option, stock equivalent right or right to acquire Common Stock granted under the Option Plans.

(ii)           “Option Plans” means the Company’s 1996 Stock Option Plan and its 2000 Stock Incentive Plan.

Section 2.6             Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, shares of Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by a holder who did not vote such shares of Common Stock in favor of the Merger and that is entitled to demand and properly demands appraisal of Common Stock pursuant to, the relevant provisions of Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration unless and until the holder or holders thereof shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL.  The holders of such Dissenting Shares shall be entitled only to such rights as are granted by Section 262 of the DGCL.  At the Effective Time, all Dissenting Shares shall no longer be outstanding and automatically shall be cancelled and cease to exist, and except as otherwise provided by applicable law each holder of Dissenting Shares shall cease to have any rights with respect to such Dissenting Shares, other than such rights as are granted by Section 262 of the DGCL.  Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL, and any portion of the Merger Consideration deposited with the Paying Agent to pay for such shares shall be returned to Parent upon demand.  Notwithstanding the foregoing, if any such holder of Dissenting Shares (i) shall have failed to establish such holder’s entitlement to relief as a dissenting stockholder as provided in Section 262 of the DGCL, (ii) shall have effectively withdrawn such holder’s demand for relief as a dissenting stockholder with respect to such Dissenting Shares or lost such holder’s right to relief as a dissenting stockholder and payment for such holder’s Dissenting Shares under Section 262 of the DGCL, or (iii) shall have failed to file a complaint with the appropriate court seeking relief as to determination of the value of all Dissenting Shares within the time provided in Section 262 of the DGCL, if applicable, such holder shall forfeit the right to relief as a dissenting stockholder with respect to such Common Stock, and each such Share shall be converted into the right to receive the Merger Consideration without interest thereon, as provided in Section 2.1.  The Company shall give Parent prompt written notice of any demands received by the Company for relief as a dissenting stockholder, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal.  Prior to the Effective Time, Parent and Merger Sub shall have the right to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands or agree to do any of the foregoing.

Section 2.7             Adjustment for Dilution.  In the event that the Company changes the number of shares of Common Stock, or securities convertible or exchangeable into or exercisable for shares of Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction effected with the prior written consent of Parent, the Merger Consideration shall be equitably adjusted to reflect such change.

ARTICLE III

REPRESENTATIONS AND
WARRANTIES OF THE COMPANY

In order to induce the Merger Sub and Parent to enter into this Agreement, the Company hereby represents and warrants to Parent and the Merger Sub as follows:

Section 3.1             Organization.

(a)           The Company and each Subsidiary (as defined in Section 9.5) of the Company (a “Company Subsidiary”) (i) is a corporation or other business association duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, (ii) has full corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets, and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in the cases of clause (iii), for those qualifications the absence of which would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined in Section 9.5).  Each of the jurisdictions referred to in clause (iii) in the preceding sentence is listed in Section 3.1(a) of the Company Disclosure Schedule delivered to Parent concurrent with the execution hereof (the “Company Disclosure Schedule”).

(b)           Section 3.1(b) of the Company Disclosure Schedule is a true and complete list of all of the Company Subsidiaries, indicating the name of each such entity, a brief description of the principal line or lines of business conducted by each such entity and the jurisdiction of organization percentage ownership interest of the Company and the Company Subsidiaries in each such entity.  Other than with respect to the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation, partnership, joint venture or other business association or entity.  All such capital stock of the Company Subsidiaries has been duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, and there are no outstanding subscriptions, options, rights or agreements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities (or convertible into or exchangeable for, securities having such rights) of any such Company Subsidiary to any Person except the Company, and, except as set forth on Section 3.1(b) of the Company Disclosure Schedule, each Company Subsidiary is wholly-owned by either the Company or a Company Subsidiary, free and clear of all liens, charges, security interests, options, claims, mortgages, pledges, or other encumbrances and restrictions of any nature whatsoever (“Encumbrances”) other than such liens and pledges as required pursuant to the Loan and Security Agreement, dated as of July 30, 2002, by and between Comerica Bank-California and Hamilton, Inc., as amended by the First Amendment to Loan and Security Agreement, dated as of August 16, 2002, and the Second Amendment to Loan and Security Agreement, effective as of July 30, 2004 (the “Comerica Loan”).

(c)           The Company has delivered or made available in the Data Room to Parent complete and correct copies of the Certificate of Incorporation and Bylaws or equivalent governing instruments of the Company and each Company Subsidiary, as is in effect on the date of this Agreement.  None of the Company nor any of the Company Subsidiaries is in violation of any provision of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

(d)           The Company has delivered or made available in the Data Room the minute books of the Company and the Company Subsidiaries to Parent prior to the execution of this Agreement.  Except for the meetings, and the summary of all material actions occurring at such meetings, set forth on Section 3.1(d) of the Company Disclosure Schedule, the minute books of the Company and the Company Subsidiaries contain accurate records of all meetings in all material respects and accurately reflect all other material actions taken by the stockholders, the board of directors, and all standing committees of the board of directors of the applicable entities since January 1, 2001, except that such minute books do not include minutes of meetings of the Strategic Transaction Committee of the Company Board of Directors, which committee has no authority to adopt resolutions or take any actions binding on the Company or any Company Subsidiary.

Section 3.2             Capitalization.

(a)           The authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock and (ii) 10,000,000 shares of preferred stock of the Company, par value $0.01 (the “Preferred Stock”).  As of the close of business on January 3, 2005, (a) 42,248,756 shares of Common Stock were issued and outstanding; and (b) no shares of Preferred Stock were issued or outstanding or reserved for future issuance under any agreement, arrangement or understanding.  As of the date hereof, no Common Stock is issued and held in the treasury of the Company and no Common Stock is held by any of the Company’s Subsidiaries.  All of the outstanding shares of the Company’s capital stock are, and all Common Stock which may be issued pursuant to the exercise of outstanding Options, when issued in accordance with the terms thereof, will be, duly authorized, validly issued, fully paid and non-assessable and not subject to any pre-emptive or similar rights.

(b)           Section 3.2(b) of the Company Disclosure Schedule sets forth a complete list of outstanding Options under the Option Plans as of January 3, 2005, showing the date of grant, the grantee, whether or not such Option is an incentive stock option or a non-qualified stock option, the exercise price of each Option, and the number of shares of Common Stock issuable upon exercise of each Option.  16,765,981 shares of Common Stock are reserved for issuance pursuant to outstanding Option Plans.  1,404,839 shares of Common Stock are reserved for issuance pursuant to the ESPP.  All of the Options have been granted to employees and Directors of the Company in the ordinary course of business.  The only options granted by the Company are those existing under the Option Plans or the ESPP.

(c)           There are no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having such rights) on any matters on which stockholders may vote (“Voting Debt”) of the Company or any Company Subsidiary issued and outstanding.  Except as disclosed in this Section 3.2 or as set forth in Section 3.2(c) of the Company Disclosure Schedule, (i) there are no shares of capital stock of the Company authorized, issued or outstanding, (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued capital stock of the Company or any Company Subsidiary obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, and (iii) there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Common Stock or the capital stock of the Company or any Company Subsidiary or any affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any other entity.

Section 3.3             Authorization; Validity of Agreement; Company Action.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and any other transactions contemplated under this Agreement (the “Transactions”).  The execution, delivery and performance by the Company of this Agreement and the consummation by it of Transactions, have been duly and validly authorized by the Company Board of Directors and no other corporate action on the part of the Company is necessary (other than the approval of the Merger and this Agreement by an affirmative vote of a majority of the outstanding shares of Common Stock (the “Company Stockholder Approval”)) to authorize the execution and delivery by the Company of this Agreement and the consummation of the Transactions.  This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery of this Agreement by Parent and the Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (b) is subject to general principles of equity.

Section 3.4             Board Approvals.  The Company Board of Directors, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the Transactions contemplated hereby, including the Merger, are fair to and in the best interests of the stockholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the stockholders of the Company approve this Agreement and the Merger, and none of the aforesaid actions by the Company Board of Directors, has been amended, rescinded or modified.

Section 3.5             Required Vote.  The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s capital stock necessary or required to approve the Merger.

Section 3.6             Consents and Approvals; No Violations.  The execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Transactions and compliance by the Company with any of the provisions of this Agreement do not and will not:

(a)           conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of the Company or the equivalent organizational documents of any Company Subsidiary;

(b)           subject to making the filings or obtaining the authorizations, consents, approvals and reviews set forth in Section 3.6(c) conflict with or violate any federal, state, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, order, judgment, injunction, decree, rule, regulation or ruling by any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, foreign or domestic (a “Governmental Entity”)  applicable to the Company or any of the Company Subsidiaries or by which the Company or any of the Company Subsidiaries or any of their respective properties is bound or affected;

(c)           require any registration or filing by the Company, any Company Subsidiary or any of their affiliates with, or require any action, permit, authorization, consent, approval of or review by, any third party or any Governmental Entity other than (i) such filings as may be required under the DGCL in connection with the Merger, (ii) filings, permits, authorizations, consents and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and in respect of comparable provisions under applicable pre-merger notification laws or regulations of foreign jurisdictions, (iii) the filing with the Securities and Exchange Commission (the “SEC”) of a Proxy Statement and such other filings under and compliance with applicable requirements of the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder the “Exchange Act”) as may be required in connection with this Agreement, and (iv) consents or approvals of any Governmental Entity or third party set forth on Section 3.6(c) of the Company Disclosure Schedule; or

(d)           except as set forth on Section 3.6(d) of the Company Disclosure Schedule, violate or result in the violation of, conflict with or result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in a cancellation or a right of termination or acceleration, result in the loss of a material benefit under or result in the creation of any Encumbrance upon the capital stock of any of the Company or any Company Subsidiary or any of its or their properties or assets under any note, bond, mortgage, indenture, guarantee, lease, license, agreement, contract, understanding or other instrument or obligation (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of them or any of their respective properties or assets may be bound;

(e)           except in the case of clauses (b), (c) or (d) where any failure to obtain such consents,  approvals, or notices or where such violations, conflicts, breaches or defaults would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.7             Company SEC Documents, Financial Statements and Sarbanes-Oxley Compliance.

(a)           The Company has filed with the SEC all forms, reports, schedules, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by the Company since January 1, 2002 under the Exchange Act or the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”) (the “Company SEC Documents”).  As of their respective dates, the Company SEC Documents, including any financial statements or schedules included in the Company SEC Documents, as finally amended through the date hereof (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (ii) were prepared and timely filed in accordance with, and complied, in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.  None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC.  The Company has delivered or made available to Parent in the Data Room complete and correct copies of any correspondence with, and inquiries from, the SEC since December 31, 2001.

(b)           All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in any Company SEC Documents (the “Financial Statements”) (i) have been prepared from, are in accordance with, and accurately reflect, in all material respects, the books and records of the Company and the Company Subsidiaries, (ii) at the time filed complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iii) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted under Form 10-Q of the Exchange Act), and (iv) fairly present, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows (subject, in the case of unaudited interim financial statements, to normal year-end adjustments) of the Company and the Company Subsidiaries for the periods referred to therein.  The reserves reflected in the Financial Statements are adequate, appropriate and reasonable and have been calculated in a consistent manner in accordance with GAAP.

(c)           The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that:  (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

(d)           The revenues and accounts receivable recorded in the books and records of the Company and the Company Subsidiaries and reflected in the Financial Statements filed prior to the date hereof comply, and the Financial Statements filed after the date hereof shall comply, with the principles of revenue recognition set forth in SFAS No. 48 (Revenue Recognition When Right of Return Exists), AICPA SOP No. 97-2 (Software Revenue Recognition) and SEC Staff Accounting Bulletin No. 101 (Revenue Recognition in Financial Statements).

(e)           Except as set forth on Section 3.7(e) of the Company Disclosure Schedule, all accounts receivable of the Company, reflected in its audited consolidated balance sheet of the Company included in the Company SEC Documents for the year ended December 31, 2003 and in the Company SEC Documents filed after the date hereof, are collectible in the ordinary course of the Company’s business consistent with past practice, net of any reserves shown on such balance sheets, and arose from valid transactions in the ordinary course of business consistent with past practice with unrelated third parties.  Except as set forth on Section 3.7(e) of the Company Disclosure Schedule, or for any waivers or cancellations permitted by, or consented to by the Parent, pursuant to Section 5.1(b)(xi), the Company has received no notice or other indication that any of the Company’s accounts receivable will not be collectible in full, net of any reserves shown on such balance sheet.  The amounts carried for doubtful accounts and allowances disclosed in the Financial Statements filed prior to the date hereof are, and such amounts disclosed in the Financial Statements filed after the date hereof shall be, sufficient in the good faith estimation of the Company management to provide for any losses which may be sustained on realization of the receivables.

(f)            The Company has implemented “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d of the Exchange Act) and such controls and procedures are designed to ensure that all material information concerning the Company and the Company Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.  Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since July 31, 2002, was accompanied by the certifications required to be filed or submitted by the Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 and the SEC rules and regulations promulgated thereunder, and at the time of filing or submission of each such certification, such certification was true, accurate and complete, and complied with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

(g)           Except as indicated on Section 3.7(g) of the Company Disclosure Schedule, since December 31, 2001, neither the Company nor any Company Subsidiary nor, to the Company’s Knowledge, any Director, officer, employee, auditor, accountant or representative of the Company or any Company Subsidiary has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices.  No attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported “evidence of a material violation” (as defined in 17 CFR Part 205) to the Company Board of Directors or any committee thereof or to any Director or officer of the Company.

Section 3.8             Absence of Certain Changes.  Except as contemplated by this Agreement and except as set forth in Section 3.8 of the Company Disclosure Schedule or disclosed in the Company SEC Documents filed prior to the date hereof, since December 31, 2003, each of the Company and the Company Subsidiaries has conducted its respective business only in the ordinary course of business consistent with past practice, has not suffered any Company Material Adverse Effect and, to the Company’s Knowledge, no fact or condition exists which would have, or insofar as reasonably can be foreseen could have, a Company Material Adverse Effect, and has not, through the date of this Agreement with respect to the following clauses (i) through (xvi):

(i)            declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company or any Company Subsidiary;

(ii)           split, combined or reclassified any of the Company’s capital stock;

(iii)          issued or sold any stocks, notes, bonds or other securities issued by the Company or any Company Subsidiary;

(iv)          settled any litigation for amounts in excess of $100,000 in the aggregate;

(v)           made any revaluation of any of its assets, including writing off the value of any inventory or notes;

(vi)          sold, transferred, or otherwise disposed of any of its properties or assets, except in the ordinary course of business consistent with past practice and not exceeding $100,000 individually or $250,000 in the aggregate;

(vii)         acquired any assets except in the ordinary course of business consistent with past practice and not exceeding $300,000 individually or $1,200,000 in the aggregate;

(viii)        disposed of or permitted to lapse any material Company IP rights;

(ix)           (A) sold, transferred or licensed to any Person any material Company IP rights other than pursuant to nonexclusive licenses entered into in the ordinary course of business consistent with past practice; or (B) extended, amended or modified in any material respect any of the material Company IP rights;

(x)            (A) entered into, adopted, amended or increased the benefits payable under any employment, deferred compensation, severance, retirement or other similar plan, program or agreement with or covering any consultant, Director, officer or employee, other than in the case of employees below the director level in the ordinary course of business consistent with past practice, (B) granted or paid any severance or termination pay, bonus, commission, perquisite (such as company car allowances and club memberships) or stay bonus to any consultant, Director, officer or employees, other than (1) pursuant to the commission programs specified on Section 3.8(x) of the Company Disclosure Schedule or (2) in the case of employees below the director level, such grants or payments made in the ordinary course of business consistent with past practice, (C) adopted or amended (except to the extent required by applicable law or as contemplated by this Agreement) any employee benefit plan, program or agreement, (D) changed the wages of or other compensation or benefits payable or to become payable to any consultant, Director, officer or employee (including changes pursuant to any severance, retirement savings, or retirement plans, programs or agreements), other than in the case of employees below the director level changes in compensation made in the ordinary course of business consistent with past practice, (E) except as contemplated by this Agreement, taken any action to accelerate, amend or change the period of vesting or exercisability of options or restricted stock, or reprice options granted under any employee, consultant, Director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans, or (F) made any loans to any officers, Directors, employees, or consultants or made any change in borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan, program or agreement or otherwise;

(xi)           (i) made any change in any method of accounting, method of accounting principles or practice except as required by concurrent changes in GAAP; (ii) made any Tax election or changed any Tax election already made; (iii) amended any Tax Return; (iv)  entered into any closing agreement; (v) settled or compromised any claim or assessment relating to Taxes;  or (vi) consented to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;

(xii)          incurred any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice;

(xiii)         received any communication from Nasdaq with respect to delisting the shares of Common Stock;

(xiv)        waived or cancelled any claim, debt, right, account receivable or trade account involving amounts in excess of $25,000 individually or $100,000 in the aggregate;

(xv)         suffered any damage, destruction or similar loss to any tangible or intangible property of any nature or description in excess of $25,000 whether or not covered by insurance; or

(xvi)        except as contemplated by this Agreement, agreed, whether in writing or otherwise, to take any action described in this Section.

Section 3.9             No Undisclosed Liabilities.  Except (a) as and to the extent disclosed or reserved against on the audited consolidated balance sheet (including the notes and schedules thereto) of the Company as of December 31, 2003 or consolidated balance sheet of the Company as of September 30, 2004 included in the Company SEC Documents filed prior to the date of this Agreement, (b) as incurred after September 30, 2004 in the ordinary course of business consistent with past practice, or (c) as set forth in Section 3.9 of the Company Disclosure Schedule neither the Company nor any Company Subsidiary has any material liabilities or obligations of any nature, (whether absolute, accrued, contingent or otherwise).

Section 3.10           Litigation.  The Company SEC Documents filed prior to the date of this Agreement or Section 3.10 of the Company Disclosure Schedule reflect, as of the date of this Agreement, each action, suit, claim, charge, inquiry, investigation, notice of violation, demand letter, proceeding, or hearing, including, without limitation, arbitration proceeding or alternative dispute resolution proceeding, or investigation pending, or, to the Knowledge of the Company, threatened by or before any Governmental Entity against the Company, any Company Subsidiary, any of the Company’s properties or any of the Company’s officers or Directors (in their capacities as such) or seeking to restrain, enjoin, alter or delay the consummation of the Merger or the Transactions.  Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or set forth in Section 3.10 of the Company Disclosure Schedule, there is no action, suit, claim, charge, inquiry, investigation, notice of violation, demand letter, proceeding, or hearing, including, without limitation, arbitration proceeding or alternative dispute resolution proceeding, or investigation pending, or, to the Knowledge of the Company, threatened by or before any Governmental Entity against the Company, any Company Subsidiary, any of the Company’s properties or any of the Company’s officers or Directors (in their capacities as such), if decided adversely to the Company or any Company Subsidiary, that has had or could reasonably be expected to have a material adverse impact on the Company and the Company Subsidiaries taken as a whole.  There is no judgment, decree or order against the Company, any Company Subsidiary or any of the Company’s officers or Directors (in their capacities as such) that would, individually or in the aggregate, have or would reasonably be expected to have a Company Material Adverse Effect.  There is no litigation, claim or suit that the Company or any Company Subsidiary has pending against other parties except instituted in the ordinary course of business and as to which the claim of the Company or the Company Subsidiary does not exceed $50,000 individually and $200,000 in the aggregate.

Section 3.11           Employee Benefit Plans; ERISA.

(a)           Section 3.11(a) of the Company Disclosure Schedule contains a true and complete list of each employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement (including but not limited to employment agreements) or arrangement (collectively, the “Benefit Plans”) currently maintained or contributed to or required to be contributed to by (i) the Company, (ii) any Company Subsidiary, or (iii) any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company or any Company Subsidiary would be deemed a “single employer” within the meaning of section 4001 of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (“ERISA”), for the benefit of any current or former employee or Director of the Company or any Company Subsidiary.

(b)           With respect to each of the Benefit Plans, the Company has delivered or made available in the Data Room to Parent complete copies of each of the following documents: (i) the Benefit Plan (including all amendments thereto); (ii) the annual report and actuarial report, if required under ERISA or the Code, for the last three plan years ending prior to the date hereof; (iii) the most recent Summary Plan Description, together with each Summary of Material Modifications, if required under ERISA; (iv) if the Benefit Plan is funded through a trust or any third party funding vehicle, the trust or other funding agreement (including all amendments thereto) and the latest financial statements with respect to the reporting period ended most recently preceding the date thereof; (v) all contracts with respect to which the Company, any Company Subsidiary or any ERISA Affiliate may have any liability, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and (vi) the most recent determination letter received from the Internal Revenue Service with respect to each Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(c)           Neither the Company, any Company Subsidiary, nor any ERISA Affiliate maintains or contributes to or ever maintained was required to contribute to (i) any plan or arrangement that is or was subject to Title IV of ERISA or Section 412 of the Code, or (ii) any plan or arrangement that is or was a multiemployer plan within the meaning of Section 3(40) or 4001(a)(3) of ERISA.

(d)           Each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service as to its qualification and, to the Company’s Knowledge, no event has occurred that could reasonably be expected to result in disqualification of such Benefit Plan.

(e)           Each of the Benefit Plans has been operated and administered in all material respects in accordance with its terms and in all material respects in accordance with applicable laws, including ERISA and the Code.

(f)            Except as set forth on Section 3.11(f) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or Director of the Company or any Company Subsidiary to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such current or former employee or Director, or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

(g)           With respect to each Benefit Plan that is funded wholly or partially through an insurance policy, neither the Company nor any Company Subsidiary has any current liability under any such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing.

(h)           There are no pending or, to the Company’s Knowledge, threatened claims by or on behalf of any of the Benefit Plans, by any employee or beneficiary covered under any Benefit Plan or otherwise involving any Benefit Plan (other than routine claims for benefits).

(i)            Neither the Company, any Company Subsidiary, ERISA Affiliate, any Benefit Plan, any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection that could reasonably be expected to give rise to a civil liability under either Section 409 of ERISA or section 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

(j)            Except as contemplated by this Agreement, neither the Company nor any Company Subsidiary has any formal plan or commitment, whether legally binding or not, to create any additional Benefit Plan or modify or change any existing Benefit Plan that would affect any employee or terminated employee of the Company or any Company Subsidiary.

(k)           Except as set forth on Section 3.11(k)(i) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code or in respect of which a deduction has been or could be disallowed pursuant to Section 162(m) of the Code.  Except as set forth on Section 3.11(k)(ii) of the Company Disclosure Schedule, no current or former employee or Director of the Company or any Company Subsidiary is entitled to receive any additional payment from the Company or any Company Subsidiary or the Surviving Corporation by reason of the excise tax required by Section 4999(a) of the Code being imposed on such Person by reason of the transactions contemplated by this Agreement.

(l)            Except as set forth on Section 3.11(l) of the Company Disclosure Schedule, no “leased employees,” as that term is defined in Section 414(n) of the Code, perform services for the Company, any Company Subsidiary or any ERISA Affiliate.  Except as set forth on Section 3.11(l) of the Company Disclosure Schedule, neither the Company, any Company Subsidiary or any ERISA Affiliate has used the services or workers provided by third party contract labor suppliers, temporary employees, such “leased employees,” or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the disqualification of any Benefit Plan or the imposition of penalties or excise taxes with respect to any Plan by the Internal Revenue Service, the Department of Labor, or any other Governmental Entity.

(m)          Neither the Company, any Company Subsidiary nor any ERISA Affiliate is a party to any agreement or understanding, whether written or unwritten, with the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation.

(n)           Except as contemplated by this Agreement with respect to matters addressed in Section 2.5 hereof, no representations or communications, oral or written, with respect to the participation, eligibility for benefits, vesting, benefit accrual or coverage under any Benefit Plan have been made to employees, Directors or agents (or any of their representatives or beneficiaries) of the Company, any Company Subsidiary or any ERISA Affiliate that are not in accordance with the terms and conditions of the Benefit Plans.

(o)           Except as set forth on Section 3.11(o) of the Company Disclosure Schedule, no Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees or Directors of the Company or any Company Subsidiary beyond their retirement or other termination of service, other than (i) coverage mandated solely by applicable law, (ii) death benefits or retirement benefits under any “employee pension benefit plan” (as defined in section 3(2) of ERISA), (iii) deferred compensation benefits accrued as liabilities on the books of the Company or a Company Subsidiary, or (iv) benefits the full costs of which are borne by the current or former employee or Director or his or her beneficiary.  Except as set forth on Section 3.11(o) of the Company Disclosure Schedule, the Company has no retiree medical benefits.

(p)           With respect to each of Benefit Plan, the provisions of Section 4980B(f) of the Code, Section 601 et seq. of ERISA, and any similar local law have been complied with in all material respects.

(q)           With respect to each Benefit Plan established or maintained outside of the United States of America primarily for the benefit of employees of the Company or any Company Subsidiary residing outside the United States of America (a “Foreign Benefit Plan”):  (i) except as set forth on Section 3.11(q)(i) of the Company Disclosure Schedule, all employer and employee contributions to each Foreign Benefit Plan required by law or by the terms of such Foreign Benefit Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(r)            No present or former employee of the Company or any of its subsidiaries has a vested right to any “welfare benefits” (as defined in ERISA) under any Benefit Plan.

Section 3.12           Taxes.

(a)           The Company and all Company Subsidiaries have duly filed (or there have been filed on their behalf) with the appropriate Tax Authorities all Tax Returns required to be filed by them; all such Tax Returns are true, correct and complete in all material respects; and the Company and each of the Company Subsidiaries have, within the time and in the manner prescribed by law, paid in full (or there has been paid on their behalf), all Taxes that are due and payable from them.  All information with respect to Taxes made available in the Data Room to Parent is true, correct and complete in all material respects.

(b)           There are no liens for Taxes upon any property or assets of the Company or any Company Subsidiary thereof, except for liens for Taxes not yet due.

(c)           No federal, state, local or foreign Audits are pending with regard to any material Taxes or Tax Returns of the Company or any Company Subsidiary and to the best Knowledge of the Company and the Company Subsidiaries no such Audit is threatened.

(d)           The federal income Tax Returns of the Company and the Company Subsidiaries have never been audited by the applicable Tax Authorities (or the applicable statutes of limitation for the assessment of Taxes for such periods have expired).

(e)           Neither the Company nor any Company Subsidiary is a party to, or is bound by, or has any obligation under, any agreement, arrangement or understanding providing for the allocation, indemnification, or sharing of Taxes.

(f)            Neither the Company nor any Company Subsidiary has been a member of any “affiliated group” (as defined in section 1504(a) of the Code) other than the affiliated group of which Company is the “parent” and is not subject to Treas. Reg. 1.1502-6 (or any similar provision under foreign, state, or local law) for any period other than in connection with the affiliated group of which the Company is the “parent”.

(g)           Neither the Company nor any Company Subsidiary is or has been a United States real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

(h)           The Company and each Company Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party.

(i)            Neither the Company nor any Company Subsidiary has received notice of any claim made by an authority in a jurisdiction where it does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(j)            Neither the Company nor any Company Subsidiary has waived any statutory period of limitations for the assessment of any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case, which is currently outstanding, nor is any request to so waive or extend currently outstanding.

(k)           All accrued and unpaid Taxes of the Company and the Company Subsidiaries as of September 30, 2004, do not exceed the reserve for Taxes shown on the consolidated balance sheet of the Company as of September 30, 2004.

(l)            For purposes of this Agreement, the following terms have the definition given below:

(i)            “Audit” means any audit, assessment, or other examination relating to Taxes by any Tax Authority or any judicial or administrative proceedings relating to Taxes.

(ii)           “Code” means the Internal Revenue Code of 1986, as amended.

(iii)          “Tax” or “Taxes” means all federal, state, local, and foreign taxes, and other fees, duties, levies, customs, tariffs, imposts, obligations, charges and assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by any Tax Authority.

(iv)          “Tax Authority” means the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration of any Taxes.

(v)           “Tax Returns” mean all federal, state, local, and foreign Tax returns, declarations, statements, reports, schedules,

forms, and information returns with respect to any tax and any amendments, attachments and supplements thereto.

Section 3.13           Contracts.

(a)           Except for the Contracts set forth on Section 3.13(a) of the Company Disclosure Schedule, as of the date of this Agreement the Company and each Company Subsidiary is not a party to or bound by any of the following Contracts:

(i)            any loan and credit agreement, revolving credit agreement, security agreement, guarantee, note, agreement evidencing any lien, conditional sales agreement, factoring agreement, leasing agreement, sale and leaseback and synthetic lease agreement, or title retention agreement;

(ii)           any Contract which is reasonably expected to entail an expenditure, or collection of revenue, in excess of $100,000 other than contracts with customers entered into after the date hereof consistent with past practice on customary terms and conditions;

(iii)          any joint venture, partnership or similar Contract providing for the sharing of profits, losses, costs or liabilities by the Company or Company Subsidiary with any Person;

(iv)          any Contract providing for any future payments that is conditioned, in whole or in part, on a change of control of Company or any Company Subsidiary;

(v)           any Contract involving hedging and similar arrangements;

(vi)          any Contract with Persons with whom the Company or any Company Subsidiary is not dealing at arm’s length;

(vii)         (A) any lease for real property under which the Company or any Company Subsidiary is the lessor or lessee, and (B) any lease for personal property under which the Company or any Company Subsidiary is the lessor or lessee involving the payment of more than $100,000 per year;

(viii)        any Contract with a consultant, independent contractor or sub-contractor involving the payment of more than $50,000 per year other than those entered into after the date hereof consistent with Section 5.1;

(ix)           any employment contract which may not be immediately terminated without penalty (or any augmentation or acceleration of benefits) other than mandatory notice periods under law or specified notice periods (which do not exceed two weeks) in the employment contracts;

(x)            any Contract in settlement of pending or threatened litigation (A) entered into since January 1, 2003, other than settlements of employment and similar disputes in the ordinary course of business in an aggregate amount less than $50,000, or (B) which has any obligations outstanding as of the date hereof;

(xi)           any Contract pursuant to which a third party manufactures or processes products for either the Company or any Company Subsidiary, or performs material services for customers of either of the Company or any Company Subsidiary;

(xii)          any Contract with an Affiliate;

(xiii)         any reseller Contract involving more than $200,000 per year; or

(xiv)        any Contract in the nature of a shareholder agreement, voting agreement, registration rights agreement or other similar agreement.

(b)           Each Contract listed on Section 3.13(a) of the Company Disclosure Schedule, each Contract entered into after the date hereof with the consent of the Parent pursuant to Section 5.1 and each Contract related to matters referred to on Section 5.1 of the Company Disclosure Schedule (collectively, the “Material Contracts”), each Contract with either a customer or supplier listed on Section 3.13(c) of the Company Disclosure Schedule or each Contract entered into with any such customer or supplier after the date hereof (collectively, the “Customer Contracts”), and each Contract listed on Section 3.13(d) of the Company Disclosure Schedule is, and with respect to Contracts entered into after the date hereof, shall be, a legal, valid and binding agreement of the Company or the applicable Company Subsidiaries, and to the Company’s Knowledge, of the other party or parties thereto in accordance with its terms, and is in full force and effect.  None of the Company, any Company Subsidiary, or, to the Knowledge of the Company, the other parties thereto (x) is in breach of or default under (and no event has occurred that with notice or the lapse of time, or both, would constitute a breach, default or violation) any Customer Contract other than such breaches that are immaterial in nature and amount and in the aggregate do not have a Company Material Adverse Effect or (y) is in material breach of or material default under (and no event has occurred that with notice or the lapse of time, or both, would constitute a material breach, material default or material violation) any Material Contract or the Contracts listed on Section 3.13(d)

of the Company Disclosure Schedule.  Through the date of this Agreement, neither the Company nor any Company Subsidiary has received any notice (written or oral) of cancellation or termination of, or any expression or indication of an intention or desire to cancel or terminate, any Material Contract or Customer Contract.  Except as set forth on Section 3.13(b) of the Company Disclosure Schedule, as of the date hereof, with respect to any Material Contract or Customer Contract which by its terms will terminate as of a certain date unless renewed or unless an option to extend such Material Contract or Customer Contract is exercised, neither the Company nor any of the Company Subsidiaries has received any notice (written or oral), or otherwise has any Knowledge, that any such Material Contract or Customer Contract will not be so renewed or that any such extension option will not be exercised.  The Company has delivered or made available in the Data Room to Parent complete and correct copies of the Material Contracts and the Customer Contracts.

(c)           The documents and information delivered or made available in the Data Room by the Company to Parent with respect to relationships and volumes of business done with the significant suppliers and customers of the Company or any of the Company Subsidiaries are accurate and complete in all material respects.  Section 3.13(c) of the Company Disclosure Schedule is a true and complete list of (i) the 20 largest suppliers of the Company for the nine months’ period ended September 30, 2004, (ii) all customers of the Company and the Company Subsidiaries as of December 31, 2004, and (iii) the revenue generated from each of the Company’s customers referred to in clause (ii) above for the nine months’ period ended September 30, 2004.  Through the date of this Agreement, except as set forth on Section 3.13(b) or (c) of the Company Disclosure Schedule, since January 1, 2003, neither the Company nor any Company Subsidiary has received any written notices of termination or written threats of termination, or any other indication of any intention to terminate or not renew, from any of the 10 largest suppliers or the 25 largest customers of the Company and the Company Subsidiaries taken as a whole.  To the Knowledge of the Company, as of the date of this Agreement, no event has occurred or failed to occur which would entitle any such supplier or customer to terminate its business relationship with the Company and the Company Subsidiaries or to change the financial terms of its business relationship in a material way except such changes as are specified by the terms of the Contract between the Company or Company Subsidiary and any such supplier or customer.

(d)           Neither the Company nor any Company Subsidiary is a party to or otherwise bound by (i) except as set forth in Section 3.13(d) of the Company Disclosure Schedule, any agreement containing covenants purporting to limit the freedom of the Company or any Company Subsidiary to compete in any line of business or sell, supply or distribute any service or product, in each case, in any geographic area or to hire any individual or group of individuals, (ii) any agreement that, after the Effective Time, would have the effect of limiting in any material respect the freedom of Parent or any of its Subsidiaries (other than the Company and any Company Subsidiary) to compete in any line of business or sell, supply or distribute any product or service, in each case, in any geographic area or to hire any individual or group of individuals, or (iii) any acquisition agreement containing “earn-out” or other contingent payment obligations that could result in payments by the Company or any Company Subsidiary after the date hereof in aggregate amounts, with respect to a particular agreement, in excess of $50,000.

Section 3.14           Real and Personal Property.

(a)           None of the Company nor any Company Subsidiary owns any real property in fee simple.  Section 3.14(a) of the Company Disclosure Schedule sets forth a true and complete list of all real property leased to the Company or any Company Subsidiary (the “Leased Real Property”), and there is no other real property owned, leased or occupied by the Company or any of the Company Subsidiaries.

(b)           A complete and accurate copy of each lease under which the Company or any Company Subsidiary is lessee of any of the Leased Real Property, including amendments thereto, has been made available in the Data Room to Parent and all such leases are listed on Section 3.14(b) of the Company Disclosure Schedule.  To the Knowledge of the Company, the Company or any applicable Company Subsidiary possesses and quietly enjoys all of the Leased Real Property.

(c)           With respect to the Leased Real Property, the Company or a Company Subsidiary has an adequate leasehold, license or similar interest in each of the Leased Real Properties free and clear of all Encumbrances, except Permitted Encumbrances or as listed on Section 3.14 (c) of the Company Disclosure Schedule.

(d)           Except as disclosed in Section 3.14(d) of the Company Disclosure Schedule, the Company is not a party to any lease, assignment or similar arrangement under which the Company is a lessor, assignor or otherwise makes available for use by any third party any portion of its owned real property or Leased Real Property.

(e)           Section 3.14(e) of the Company Disclosure Schedule sets forth a complete list as of the date specified thereon of (i) all equipment, machinery, motor vehicles, plants and other tangible Personal property owned by the Company or any Company Subsidiary, and (ii) all equipment, machinery, motor vehicles, plants and other tangible personal property leased by the Company or any Company Subsidiary involving the payment of more than $100,000 per year.  Each of the Company and the Company Subsidiaries has good and marketable title, free and clear of all Encumbrances (except (i) liens for current Taxes not yet due, (ii) Encumbrances incurred in the ordinary course of business consistent with past practice which individually and in the aggregate are not material in nature or amount and do not impair the use of such Personal property in the operation of the Company’s business, and (iii) such Encumbrances as required pursuant to the Comerica Loan (such Encumbrances in clauses (i) through (iii) being referred to as “Permitted Encumbrances”)), to the personal property reflected on the Company’s Financial Statements for the fiscal year ended December 31, 2003 as being owned by the Company, other than properties and assets that have been sold or otherwise disposed of either (i) in the ordinary course of business since December 31, 2003 and prior to the date hereof or (ii) after the date hereof consistent with Section 5.1.  The Company and the Company Subsidiaries own, or hold under valid leases or licenses, all personal property, plants, machinery and equipment reasonably necessary for the conduct of the business of the Company and the Company Subsidiaries as it is being conducted on the date hereof.  The Company’s and the Company Subsidiaries’ equipment has been reasonably maintained and is in good condition and repair, reasonable wear and tear excepted.

Section 3.15           Potential Conflict of Interest.

(a)           Except as set forth in the Company SEC Documents filed prior to the date hereof since January 1, 2002, there have been no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and their respective affiliates, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (except for amounts due as normal salaries and bonuses and as reimbursement of ordinary expenses).

(b)           No Senior Management Personnel owns, directly or indirectly, any interest in (excepting not more than one percent (1%) stock holdings for investment purposes in securities of publicly-held and traded companies) or is an officer, director, employee or consultant of any Person which is a competitor, lessor, lessee, customer or supplier of the Company.  Except as set forth in the Company SEC Documents filed prior to the date hereof, no officer or Director of the Company or any of Company Subsidiary (i) owns, directly or indirectly, in whole or in part, any Company IP rights or any other Intellectual Property rights that are necessary for the business of the Company or any Company Subsidiary, (ii) has asserted any claim, charge, action or cause of action against the Company or any Company Subsidiary, except for immaterial claims for accrued vacation pay, accrued benefits under any Benefit Plans and similar matters and agreements existing on the date hereof, and the Company has no Knowledge of any basis for such claims, charges, actions or causes of action, (iii) to the Company’s Knowledge has made, on behalf of the Company or any Company Subsidiary, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any officer or Director of the Company or any Company Subsidiary, or, a relative of any of the foregoing, is a partner or stockholder (except stock holdings solely for investment purposes in securities of publicly held and traded companies), or (iv) owes any money to the Company or any Company Subsidiary except for reimbursement of expenses or advances made in the ordinary course of business consistent with the Company’s policies for expense reimbursement and advances.

(c)           The Company has not, in violation of the Exchange Act, directly or indirectly, including through a Company Subsidiary, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any Director or executive officer of the Company.

Section 3.16           Intellectual Property.

(a)           Section 3.16(a) of the Company Disclosure Schedule sets forth a true and complete list of the Registered Company IP as of the date hereof.  The Company or a Company Subsidiary is listed in the records of the appropriate agency as the sole owner of record for each item of Registered Company IP listed in Section 3.16(a) of the Company Disclosure Schedule.  The Registered Company IP that is currently being used in the business and operations of the Company and the Company Subsidiaries is subsisting, in full force and effect, has not been cancelled, expired or been abandoned, has not been used, maintained, enforced or failed to be used, maintained or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any Registered Company IP.

(b)           Section 3.16(b) of the Company Disclosure Schedule sets forth a true and complete list of Company Software as of the date hereof that is material to the business and operations of the Company and the Company Subsidiaries as presently conducted.  Except as set forth on Section 3.16(b) of the Company Disclosure Schedule, no source code for the Company Software has been delivered, licensed, or made available by the Company or any Company Subsidiary to a third party.  The Company Software is free of any material defects or deficiencies.  No Company Software has been the subject of any recall or similar action that has had or could be reasonably expected to have, a material adverse impact on the Company and the Company Subsidiaries taken as a whole; and to the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that could reasonably be expected to (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such recall, litigation, or similar action.  No Company Software incorporates or is used in conjunction with Open Source Materials.

(c)           Section 3.16(c) of the Company Disclosure Schedule sets forth a true and complete list of all Outbound License Agreements in existence as of the date of this Agreement that are material to the business and operations of the Company and the Company Subsidiaries as presently conducted, other than end user license agreements for the Company Software.  Each Outbound License Agreement that is material to the business and operations of the Company and the Company Subsidiaries as presently conducted is valid and binding on all the parties thereto and constitutes an enforceable obligation of the Company or the Company Subsidiary party thereto in accordance with its terms.  The Company and the Company Subsidiaries are in compliance with, and have not breached, violated or committed a default under (and no event has occurred that with notice or the lapse of time, or both, would constitute a breach, default or violation of) any term of, any such Outbound License Agreements.  All other parties to such Outbound License Agreements are in compliance with, and have not breached, violated or committed a default under (and no event has occurred that with notice or the lapse of time, or both, would constitute a breach, default or violation of) any term of, any such Outbound License Agreements.  No Outbound License Agreement grants any third party exclusive rights or rights to sublicense to or under any material

Company IP rights.  Other than pursuant to the end user license agreements for the Company Software, the Company has not undertaken any indemnification obligations relating to infringement or violation of any third party Intellectual Property rights.

(d)           Section 3.16(d) of the Company Disclosure Schedule sets forth a true and complete list of all Inbound License Agreements in existence as of the date of this Agreement that are material to the business and operations of the Company and the Company Subsidiaries as presently conducted.  Each Inbound License Agreement that is material to the business and operations of the Company and the Company Subsidiaries as presently conducted is valid and binding on all parties thereto and constitutes an enforceable obligation of the Company or the Company Subsidiary party thereto in accordance with its terms.  The Company and Company Subsidiaries are in compliance with, and have not breached, violated or committed a default under (and no event has occurred that with notice or the lapse of time, or both, would constitute a breach, default or violation of) any term of, any such Inbound License Agreements.  All other parties to such Inbound License Agreements are in compliance with, and have not breached, violated or committed a default under (and no event has occurred that with notice or the lapse of time, or both, would constitute a breach, default or violation of) any term of, any such Inbound License Agreements.

(e)           The Company or a Company Subsidiary (i) solely owns all right, title and interest in and to the Company IP and (ii) has the valid and enforceable right to use all third party Intellectual Property used by the Company or any Company Subsidiary, in each case free and clear of all Encumbrances, except for Permitted Encumbrances.  The Company has no Knowledge of any facts that may prejudice the validity or enforceability of the Company IP rights.

(f)            There are no claims or suits pending or, to the Knowledge of the Company, threatened:  (i) alleging that the use of the Company IP, or the conduct of the Company’s or any Company Subsidiary’s business as currently conducted or planned to be conducted, infringes upon or violates any Intellectual Property rights of any third party (either directly or indirectly), or (ii) challenging the ownership, use, validity, or enforceability of any Company IP rights that, in each case or in the aggregate, if decided adversely to the Company or any Company Subsidiary, has had or could reasonably be expected to have a material adverse impact on the Company and the Company Subsidiaries taken as a whole, and to the Company’s Knowledge, there is no reasonable basis to allege any of the foregoing.  Section 3.16(f) of the Company Disclosure Schedule lists all U.S. and foreign Patents of a third party for which:  (A) the Company or any Company Subsidiary has obtained written opinion of counsel, or (B) the Company or any Company Subsidiary has received written notice of infringement or license offer.  The Company or a Company Subsidiary has the sole and exclusive right to bring a claim or suit for past, present, and future infringement or violation of the Company IP rights.  The Company and the Company Subsidiaries have not brought or threatened to bring any such claim or suit that remains unresolved other than those brought with the consent of the Parent pursuant to Section 5.1.

(g)           All of the Company IP was developed, without infringing or violating any third party Intellectual Property rights, by (1) employees of the Company or a Company Subsidiary within the scope of their employment, (2) third parties as “works-made-for-hire,” as that term is defined under Section 101 of Title 17 of the United States Code (17 U.S.C. § 101), pursuant to valid written agreements, or (3) independent contractors who have assigned their rights in such Company IP to the Company or a Company Subsidiary pursuant to written agreements.

(h)           All Senior Management Personnel and employees at the director level and above, and substantially all other employees (and to the Knowledge of the Company, all former employees and officers) of the Company and of each Company Subsidiary have executed a proprietary rights and confidentiality agreement or a similar agreement.  To the Knowledge of the Company, no current or former employees are in violation of his or her respective proprietary rights and confidentiality agreements with the Company or a Company Subsidiary.

(i)            All Senior Management Personnel and employees at the director level and above, and substantially all other employees of the Company and of each Company Subsidiary and other parties having access to any Trade Secrets related to the business of the Company or any Company Subsidiary as currently conducted or contemplated to be conducted have executed written nondisclosure agreements with the Company or a Company Subsidiary to protect the Company’s or the Company Subsidiary’s proprietary interests in and to such Trade Secrets.  No Trade Secret related to the business of the Company or any Company Subsidiary as currently conducted or contemplated to be conducted has been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement, and no party to any such nondisclosure agreement is in breach thereof.

(j)            The consummation of the Merger will not result in (i) the loss or impairment of the Company IP rights or any Intellectual Property rights licensed to the Company or any Company Subsidiary, (ii) a breach, default or violation of any term of, or the triggering of any termination or acceleration right under, any Inbound License Agreement or Outbound License Agreement, (iii) the providing or making available of source code for any Company Software to a third party, (iv) the granting to any third party of rights in Company IP greater than the rights granted therein by Company or any Company Subsidiary prior to consummation of the Merger, or (v) Company or any Company Subsidiary being obligated to pay any royalties or other amounts to any party in excess of the amounts payable by Company or any Company Subsidiary prior to consummation of the Merger.

(k)           No current or former stockholder, Director, officer or employee of the Company or any Company Subsidiary (or any of their respective predecessors in interest) has or will have, after giving effect to the Merger, any legal or equitable right, title, or interest in or to, directly or indirectly, in whole or in part, any of the Company IP.

(l)            For purposes of this Agreement, the following terms have the meaning ascribed to them below:

(i)            “Company IP” means all Intellectual Property owned, singly or jointly, by the Company or any Company Subsidiary.

(ii)           “Company Software” means all Computer Software that the Company or any Company Subsidiary sells, leases, or licenses, or is planning to sell, lease, or license to a third party.

(iii)          “Computer Software” means all computer programs (including all source code and object code), databases, compilations and data, and all documentation related to any of the foregoing.

(iv)          “Copyrights” means all copyrights, whether registered or unregistered, including without limitation moral rights and rights of attribution and integrity, copyrights in Computer Software and in the content contained on any Web site, and registrations and applications for any of the foregoing, and rights to sue for infringement thereof.

(v)           “Inbound License Agreements” means all Contracts (whether written or oral, including consent to use agreements and covenants not to sue but excluding licenses for software applications that are generally available on nondiscriminatory pricing terms and have an acquisition cost of $10,000 or less) to which the Company or any Company Subsidiary is a party or otherwise bound, under which the Company or any Company Subsidiary is granted any Intellectual Property rights.

(vi)          “Intellectual Property” means Patents, Copyrights, Trade Secrets, Trademarks, domain names, inventions, processes, formulae, algorithms, models, plans, methodologies, theories, ideas, techniques, discoveries, disclosures, drawings, records, any other intellectual property recognized worldwide and any other intangibles of a like nature.

(vii)         “Open Source Materials” means all Computer Software or other material that is distributed as “free software”, “open source software” or under a similar licensing or reseller model.

(viii)        “Outbound License Agreement” means all Contracts (whether written or oral, including consent to use agreements and covenants not to sue) to which the Company or any Company

Subsidiary is a party or otherwise bound, under which the Company or any Company Subsidiary has granted or is otherwise bound to grant any Intellectual Property rights.

(ix)           “Patents” means patents and patent applications (including, without limitation, all provisionals, divisionals, continuations, continuations-in-part, reissues, renewals, extensions, and reexaminations), utility models, design registrations, certificates of invention and other governmental grants for the protection of inventions or industrial design anywhere in the world, and rights to sue for infringement thereof.

(x)            “Registered Company IP” means all: (i) Patents and Patent applications, (ii) registered Copyrights and Copyright applications, (iii) registered Trademarks and Trademark applications, (iv) domain names, and (v) any other intellectual property registered under the laws of any jurisdiction and applications for registration thereof, in which the Company or any Company Subsidiary has an ownership interest.

(xi)           “Trademarks” means any trademarks, service marks, trade names, designs, logos, emblems, signs, insignia, slogans, other designations of source or origin and general intangibles of like nature, together with the goodwill of the business symbolized by any of the foregoing, registrations and applications relating to any of the foregoing, and rights to sue for infringement thereof.

(xii)          “Trade Secrets” means all information, including a formula, pattern, compilation, program, device, method, technique, or process, that:  (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, the public, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, and rights to sue for infringement thereof.

Section 3.17           Labor Matters.

(a)           Except as set forth in Section 3.17(a) of the Company Disclosure Schedule, neither the Company or any of the Company Subsidiaries is party to, or bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreement or arrangement with any labor union, labor organization or works council; there are no labor agreements, collective bargaining agreements, work rules or practices, or any other labor-related agreements or arrangements that pertain to any of the employees of the Company or any of the Company Subsidiaries; and no employees of the Company or any of the Company

Subsidiaries are represented by any labor organization with respect to their employment with the Company or any of the Company Subsidiaries.

(b)           Except as set forth in Section 3.17(b) of the Company Disclosure Schedule, no labor union, labor organization, works council, or group of employees of the Company or any of the Company Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.  To the Knowledge of the Company, there are no labor union organizing activities occurring with respect to any employees of the Company or its Subsidiaries.

(c)           Except as set forth in Section 3.17(c) of the Company Disclosure Schedule, from January 1, 2001, there has been no actual or, to the Knowledge of the Company, threatened material arbitrations, labor or employee grievances, labor or employee disputes, strikes, lockouts, labor or employee slowdowns or work stoppages against or affecting the Company or any of the Company Subsidiaries.

(d)           Except as set forth in Section 3.17(d) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries, nor any of their respective employees, agents or representatives have committed any material unfair labor practice as defined in the National Labor Relations Act.

(e)           Except as set forth in Section 3.17(e) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries are delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(f)            Except as set forth in Section 3.17(f) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has received (i) notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Entity against it, (ii) notice of any charge or complaint with respect to or relating to it pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, (iii) notice of the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health laws to conduct an investigation with respect to or relating to it or notice that such investigation is in progress, or (iv) notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entity, any applicant for employment or classes of the foregoing, alleging breach of any express or implied contract of employment, the breach of any applicable law governing employment or the termination thereof, or other discriminatory, wrongful or tortuous conduct in connection with the employment relationship.

(g)           Except as set forth in Section 3.17(g) of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries are and have been in compliance in all material respects with all notice and other requirements under the Workers’ Adjustment and Retraining Notification Act and any similar foreign, state or local law relating to plant closings and layoffs.

(h)           Except as set forth in Section 3.17(h) of the Company Disclosure Schedule, to the Company’s Knowledge, no employee of the Company or any of the Company Subsidiaries is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the right of any such employee to be employed by the Company or any Company Subsidiary or (ii) to the Knowledge or use of Trade Secrets or proprietary information.

(i)            Except as set forth in Section 3.17(i) of the Company Disclosure Schedule, the execution of this Agreement and the consummation of the Transactions contemplated by this Agreement will not result in any breach or other violation of any collective bargaining agreement, employment agreement, consulting agreement or any other labor-related agreement to which the Company or any of the Company Subsidiaries is a party.

Section 3.18           Compliance with Laws; Company Permits.

(a)           Except as set forth in Section 3.18(a) of the Company Disclosure Schedule, the Company and the Company Subsidiaries have complied (i) in all material respects with all laws, judgments, decrees, orders, writs and injunctions and (ii) in all respects with all material rules, regulations and ordinances, in each case of all Governmental Entities applicable to the Company and the Company Subsidiaries.

(b)           Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, establishment registrations, product listings, licenses, permits, easements, variances, exceptions, consents, certificates, identification and registration numbers, approvals and orders of any Governmental Entity necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets as presently operated, or to offer or perform their services or to develop, produce, store, distribute and market their products or to otherwise carry on their business as it is now being conducted (collectively, the “Company Permits”), other than those the failure to hold would not result in a Company Material Adverse Effect.  Section 3.18(b)(i) of the Company Disclosure Schedule contains a true and complete list of all such Company Permits as of the date of this Agreement.  All Company Permits are in full force and effect and the Company and the Company Subsidiaries are in compliance in all materials respects with the terms of such Company Permits.  Except as would not have a Company Material Adverse Effect, no suspension or cancellation of a Company Permit is pending, nor to the Knowledge of the Company, is any suspension or cancellation threatened.  Except as set forth on Section 3.18(b)(ii) of the Company Disclosure Schedule, no such Company Permits will terminate or be cancelable as a result of the Transactions, including the Merger.  Section 3.18(b)(iii) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, all actions, proceedings, investigations or surveys pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary that could reasonably be expected to result in the suspension or cancellation of any Company Permit.  The Company has delivered or made available to Parent copies of all Company Permits and all material correspondence which bears on compliance by the Company and the Company Subsidiaries with the Company Permits since January 1, 2003.

Section 3.19           Warranties.  In each agreement for Company Software that is expected to entail the collection of revenue of $100,000 or more per annum or in the aggregate, except as set forth on Section 3.19 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has provided any warranties with respect to the Company Software other than stating that for no more than 120 days from installation of the Company Software (a) the Company Software will, under normal use and operation, perform substantially in accordance with its documentation, and (b) the media on which the Company Software is provided will be free of defects in materials and workmanship under normal use.  The sole and exclusive remedy for a breach of the media warranty described in the previous sentence under the terms of each such agreement is for the Company or a Company Subsidiary to replace the defective media.  In each agreement for Company Software, neither the Company nor any Company Subsidiary has failed to limit its liability under each agreement with such customer for Company Software (i) to exclude consequential and punitive damages, and (ii) to the amount of fees paid pursuant to the agreement (except in the case of indemnification claims).

Section 3.20           Environmental Matters.

(a)           The Company and the Company Subsidiaries are in compliance in all material respects with Environmental Laws.

(b)           Since January 1, 2000 neither the Company nor any Company Subsidiary has received any communication or notice, whether from a Governmental Entity or otherwise, alleging any violation of or noncompliance with any Environmental Laws by the Company or any Company Subsidiary or for which any of them is responsible, and there is no pending or, to the Company’s Knowledge, threatened Environmental Claim.

(c)           To the Company’s Knowledge, there are no past or present facts or circumstances that are reasonably likely to form the basis of any Environmental Claim against the Company or any Company Subsidiary or against any Person or entity whose liability for any Environmental Claim the Company or such Company Subsidiary have retained or assumed either contractually or by operation of law.

(d)           The Company has delivered or made available in the Data Room to Parent all assessments, reports, data, results of investigations or audits, or other information that is in the possession of, or reasonably available to the Company relating to environmental matters at, or the environmental condition of, the real property owned by the Company.

(e)           For purpose of this Agreement, the following terms have the definitions ascribed below:

(i)            “Environmental Claim” means any claim, action, investigation or notice by any Person or entity alleging potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or Personal injuries, attorneys’ fees or penalties relating to (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location owned or operated by the Company or any Company Subsidiary, now or in the past, or (ii) any violation, or alleged violation, of any Environmental Law.

(ii)           “Environmental Laws” means all federal, state, local and foreign laws and regulations relating to pollution or protection or preservation of human health or the environment, including, without limitation, laws and regulations relating to Materials of Environmental Concern, or otherwise relating to the generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon.

(iii)          “Materials of Environmental Concerns” means (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect; or (c) any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law.

Section 3.21           Information in the Proxy Statement.  The proxy or information statement or similar materials to be delivered to the Company’s stockholders in connection with the Merger (the “Proxy Statement”), at the time filed with the SEC, at the date mailed to the Company’s stockholders and at the time of the Company

Stockholder Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied in writing by Parent or the Merger Sub expressly for inclusion in the Proxy Statement.  The Proxy Statement will comply in all material respects with the provisions of the Exchange Act.

Section 3.22           Opinion of Financial Advisor.  The Company has received the written opinion of Thomas Weisel Partners, (“Thomas Weisel Partners”) the Company’s financial advisor, dated as of the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company’s stockholders from a financial point of view.  The Company has been authorized by Thomas Weisel Partners to permit the inclusion of such opinion in its entirety in the Proxy Statement, provided that Thomas Weisel Partners shall have the right to review and approve in advance of filing the form and content of such opinion and any reference thereto contained in the Proxy Statement (such approval not to be unreasonably withheld).

Section 3.23           Insurance.  The Company and the Company Subsidiaries are insured against such risks and in amounts and with coverage customarily carried by Persons conducting business or owning assets similar to the Company and the Company Subsidiaries.  Section 3.23 of the Company Disclosure Schedule sets forth a complete and correct list of all insurance policies (including the carrier and a brief summary of the nature and terms thereof and any amounts paid or payable to the Company or any Company Subsidiary thereunder) providing coverage in favor of the Company or any Company Subsidiary or any of their respective properties and the Company has delivered or made available in the Data Room to Parent a complete and accurate copy of all such policies.  Each such policy is in full force and effect; there is no default under any such policy; and there has not been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner required by any such policy; and as of the date of this Agreement, no notice of termination, cancellation or reservation of rights has been received by the Company or any Company Subsidiary.

Section 3.24           Brokers.  No broker, investment banker, financial advisor or other Person, other than Thomas Weisel Partners and Updata Capital (“Updata”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.  True and correct copies of all agreements between the Company and Thomas Weisel Partners and Updata, including, without limitation, any fee arrangements have been delivered or made available in the Data Room to Parent.  The fees and expenses of all accountants, brokers, financial advisors and legal counsel retained by the Company in connection with this Agreement or the transactions contemplated hereby incurred or to be incurred by the Company will not exceed the aggregate amount set forth in Section 3.24 of the Company Disclosure Schedule.

Section 3.25           Certain Business Practices.  Neither the Company, any Company Subsidiary, or any officer, Director, employee or agent of the Company or any Company Subsidiary, or any other Person acting on their behalf has, directly or indirectly, (a) given, offered, solicited or agreed to give, offer or solicit any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment, regardless of form and whether in money, property or services, to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or any Company Subsidiary in connection with the development, marketing, use, sale or acceptance of products or services of the Company or any Company Subsidiary (or to assist the Company or any Company Subsidiary in connection with any actual or proposed transaction relating to the products and services of the Company or any Company Subsidiary) that, in each case, was unlawful under any applicable law; (b) used any corporate funds or, to the Knowledge of the Company or any Company Subsidiary, any Personal funds, for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; (c) made any unlawful payment to domestic or foreign government officials or employees, or to domestic or foreign political parties or campaigns, from corporate funds; (d) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (e) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; or (f) made any false or fictitious entry on the books or records of the Company or any Company Subsidiary relating to any such payments.

Section 3.26           Takeover Statutes.  The Company Board of Directors has taken all necessary action so that the entry into this Agreement, and the consummation of the Transactions shall be exempted from the “business combination” restrictions of Section 203 of the DGCL.  No other “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute or regulation, including, without limitation, the “business combination” restrictions of Section 203 of the DGCL, or any applicable anti-takeover provision in the Certificate of Incorporation and Bylaws of the Company is, or at the Effective Time will be, applicable to the Merger or the Transactions.

Section 3.27           Material Acquisitions.

(a)           Neither the Company nor any Company Subsidiary has made any claim under any Material Acquisition Agreement or with respect to any Material Acquisition against the counterparty thereto and no counterparty or any Person entitled to indemnification from the Company thereunder has made any claim against the Company or any Company Subsidiary under any Material Acquisition Agreement or with respect to any Material Acquisition and to the Knowledge of the Company, there is no basis for any claim.

(b)           For purposes of this Agreement, the following terms have terms have the meaning ascribed to them below:

(i)            “Material Acquisitions” means all transactions contemplated by the Material Acquisition Agreements.

(ii)           “Material Acquisition Agreement” means each of (A) the Asset Purchase Agreement by and between Vastera, Inc. and General Electric Company and Client Business Services, Inc., dated June 19, 2003, and any related amendments and agreements necessary to consummate the transactions contemplated thereby; (B) the Agreement and Purchase and Sale by and among Vastera, Inc., 3063771 Nova Scotia Company, 882976 Ontario, Inc. t/a Imanet and the Shareholders of Imanet as identified herein, dated February 6, 2002, and any related amendments and agreements necessary to consummate the transactions contemplated thereby;  (C) the Subscription Agreement by and among Vastera Do Brasil LTDA., Bergen Informática., Antálica S.A. and the Founders of Bergen Informática LTDA., as identified herein, dated as of March 1, 2002, and any related amendments and agreements necessary to consummate the transactions contemplated thereby; (D) the Agreement and Plan of Merger and Reorganization by and among Vastera Acquisition Corp., Vastera, Inc., CIMA Information Technology, Inc., and the Founders of CIMA Information Technology, Inc., dated as of December 19, 2001, and any related amendments and agreements necessary to consummate the transactions contemplated thereby; (E) the Agreement and Plan of Merger and Reorganization by and among Vastera, Inc., Vastera Acquisition Corporation, Speed Chain Network, Inc. and the Founders of Speed Chain Network, Inc. as identified therein, dated March 1, 2001, and any related amendments and agreements necessary to consummate the transactions contemplated thereby; and (F) the Stock Transfer Agreement by and among Vastera, Inc., Vastera Solution Services Corporation and Ford Motor Company, dated July 14, 2000, and any related amendments and agreements necessary to consummate the transactions contemplated thereby (including without limitation (1) the License Agreement by and between Ford Motor Company and Vastera Solution Services Corporation, dated July 14, 2000; (2) the Global Trade Services Agreement by and between Ford Motor Company and Vastera Solution Services Corporation, dated July 14, 2000; (3) the Salaried Employee Secondment Agreement by and between Vastera Solution Services Corporation and Ford Motor Company, dated July 14, 2000; and (4) the Employee Transfer Agreement by and between Vastera Solution Services Corporation and Ford Motor Company, dated July 14, 2000).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PARENT AND THE MERGER SUB

Parent and the Merger Sub represent and warrant to the Company as follows:

Section 4.1             Organization.

(a)           Parent is a national banking association duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate power and authority to carry on its business as is now being conducted.  Parent has made available to the Company true and complete copies of the Organization Certificate, Articles of Association, and Bylaws of Parent, in each case as amended to date.

(b)           The Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to carry on its business as is now being conducted.  Parent has made available to the Company true and complete copies of the Certificate of Incorporation and Bylaws of the Merger Sub, in each case as amended to date.

Section 4.2             Authorization; Validity of Agreement; Necessary Action.  Each of Parent and the Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions.  The execution, delivery and performance by Parent and the Merger Sub of this Agreement and the consummation of the Transactions have been duly authorized by each of Parent and the Merger Sub, and by the sole stockholder of the Merger Sub, and no other corporate approval on the part of Parent or the Merger Sub is necessary to authorize the execution and delivery by Parent and the Merger Sub of this Agreement and the consummation of the Transactions.  This Agreement has been duly and validly executed and delivered by Parent and the Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is the valid and binding obligation of each of Parent and the Merger Sub enforceable against each of them in accordance with its terms, except that such enforceability (a) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (b) is subject to general principles of equity.

Section 4.3             Consents and Approvals; No Violations.  None of the execution, delivery or performance of this Agreement by Parent or the Merger Sub, the consummation by Parent or the Merger Sub of the Merger or the other Transactions, or compliance by Parent or the Merger Sub with any of the provisions hereof will:

(a)           conflict with or result in any breach of any provision of the organizational documents of Parent or the Certificate of Incorporation or Bylaws of the Merger Sub;

(b)           subject to making the filings and obtaining the authorizations, consents, approvals and reviews set forth in Section 4.3(c), conflict with or violate any federal, state, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, order, judgment, injunction, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated or implemented by any Governmental Entity applicable to Parent or the Merger Sub, or any of their properties or assets;

(c)           require any registration or filing by Parent or the Merger Sub with, or require any action, permit, authorization, consent, approval of or review by, any third party or any Governmental Entity, other than (i) filings, permits, authorizations, consents and approvals as may be required under the HSR Act and in respect of comparable provisions under applicable pre-merger notification laws or regulations of foreign jurisdictions, (ii) such filings under and compliance with applicable requirements of the Exchange Act as may be required in connection with this Agreement, and (iii) the Banking Regulatory Approvals;

(d)           violate or result in the violation of, conflict with or result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in a right of termination or acceleration, result in the loss of a material benefit under or result in the creation of any Encumbrance upon any of its properties or assets, under any of the terms, conditions or provisions of any of its contractual obligations; or

(e)           except in the case of clauses (b), (c) or (d) where any failure to obtain such consents,  approvals or notices, or where such violations, conflicts, breaches or defaults would not individually or in the aggregate have a material adverse effect on the ability of Parent and the Merger Sub to consummate the Merger contemplated hereby.

Section 4.4             Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or the Merger Sub.

Section 4.5             Funds.  Parent has and will have available to it at the Effective Time, sufficient funds to deliver the Merger Consideration to all of the holders of the Common Stock.

Section 4.6             Information Supplied.  None of the information supplied or to be supplied in writing by or on behalf of Parent or the Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1             Interim Operations of the Company.

(a)           During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except to the extent that Parent shall otherwise give prior written consent or as expressly permitted pursuant this Agreement, the Company shall, and shall cause each Company Subsidiary to carry on its business, in the ordinary course consistent with past practice, in substantially the same manner as currently conducted and in compliance in all material respects with all applicable laws and regulations, pay or perform other material obligations when due, and to use its reasonable best efforts to (i) preserve intact its present business organization, (ii) keep available the services of its officers, employees, and (iii) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings with the intention that its goodwill and ongoing business shall be unimpaired at the Effective Time.

(b)           Without limiting the generality of the foregoing, except as expressly permitted by the terms of this Agreement or as otherwise set forth on Section 5.1(b) of the Company Disclosure Schedule, without the prior written consent of Parent, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do, and shall not permit any Company Subsidiary to do, any of the following:

(i)            amend its Certificate of Incorporation or Bylaws or the organizational documents of its Company Subsidiary;

(ii)           (A) authorize for issuance, issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of, capital stock of any class or any other securities or equity equivalents (including, without limitation, stock appreciation rights) of the Company or any Company Subsidiaries, other than pursuant to the exercise of the Options outstanding on the date hereof and in accordance with the existing terms of such Options; (B) split, combine or reclassify the outstanding Common Stock or any capital stock of the Company or the Company Subsidiaries; (C) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock (other than dividends or distributions by a direct or indirect wholly-owned Company Subsidiary to the Company or another Company Subsidiary);  (D) redeem, purchase or otherwise acquire any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares; or (E) except as permitted by and in accordance with the terms of Section 5.2 enter into any agreement, understanding or arrangement with respect to the sale, voting, or registration of the Company capital stock or that of the Company Subsidiaries;

(iii)          (A) incur or assume any indebtedness for borrowed money (including, without limitation, drawdowns under existing credit facilities) other than pursuant to the equipment line under the Comerica Loan or issue any debt securities; (B) fail to make any scheduled payment on indebtedness evidenced by the debt instruments to which the Company or any Company Subsidiary is a party; (C) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than direct and indirect wholly-owned Company Subsidiaries);or (D) make any loans, advances or capital contributions to, or investments in, any other Person other than direct or indirect wholly-owned Company Subsidiaries;

(iv)          incur or commit to incur any capital expenditure or expenditures in excess of $300,000 individually or $1,500,000 in the aggregate;

(v)           except as required by applicable law (A) take any of the actions described in Section 3.8(a)(x), (B) promote any officers, directors, employees or consultants, (other than promotions of employees below the director level to another level below the director level in the ordinary course of business consistent with past practice) or pursuant to existing contractual commitments (and provided that if any such promotion is made, the Company shall provide Parent with written notice of such action before Closing), or (C) terminate any Benefit Plan;

(vi)          (A) enter into any collective bargaining agreement, (B) hire any new officers, Directors, employees at the director level or above or consultants other than as approved in advance by Parent (which approval shall not be unreasonably withheld), (C) terminate the employment of any officers, Directors, Senior Management Personnel, employees at the director level, or consultants without cause, (D) substantially alter the duties and responsibilities of any officers, Directors, Senior Management Personnel, employees at the director level or above, or consultants, or (E) fail to notify Parent if prior to the Closing any officer, Director, Senior Management Personnel, employees at the director level or above or consultant gives notice of resignation or retirement or if prior to the Closing the Company or any Company Subsidiary gives a notice of termination or a termination or disciplinary warning to any officer, Director, employee or consultant;

(vii)         fail to maintain with reputable insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in the business of the Company and the Company Subsidiaries, consistent with the Companies’ past practices; provided, however, that, the Company shall not, and shall not permit any Company Subsidiary to, renew any insurance policies which provide for the payment of any premiums that are materially greater than the amount of the current premiums paid under any such insurance policy;

(viii)        except as set forth on Section 5.1(b)(viii) of the Company Disclosure Schedule and except for Permitted Encumbrances, sell, transfer, lease, mortgage, pledge, license, encumber or otherwise dispose of any of its properties or assets, other than in the ordinary course of business consistent with past practice, provided that such transactions do not exceed $50,000 per transaction and $200,000 in the aggregate;

(ix)           (A) modify, amend or terminate any Material Contract or Customer Contract; (B) waive, release or assign any rights, or claims under any of the Material Contract other than such modifications and amendments that are not material in nature or amount and provided that a copy of such amendment or modification is provided to Parent in advance of being entered into; or (C) enter into any commitment,  transaction, or Contract other than a commitment, transaction or Contract (1) entered into in the ordinary course of business consistent with past practice, (2) if with a supplier, does not involve the payment by the Company or any Company Subsidiary of more than $100,000 per annum, and (3) if with a customer, does not involve the receipt by the Company or any Company Subsidiary of more than $250,000 per annum or $500,000 over the life of the commitment, transaction or Contract and contains terms consistent with past practice and no less favorable than those set forth on Section 5.1(b)(ix) of the Company Disclosure Schedule;

(x)            grant or agree to grant any exclusive license, or enter into, agree to enter into or modify any reseller, marketing, or sales agreement;

(xi)           except as set forth on Section 5.1(b)(xi) of the Company Disclosure Schedule, waive or cancel any debt (other than due from officers, Directors and employees), claim, account receivable or trade account involving amounts in excess of $25,000 individually or $100,000 in the aggregate;

(xii)          enter into any lease of real property;

(xiii)         (A) sell, transfer or license to any Person any material Company IP rights other than pursuant to nonexclusive licenses entered into in the ordinary course of business consistent with past practice; or (B) extend, amend or modify in any material respect any of the material Company IP rights;

(xiv)        dispose of or permit to lapse any Company IP rights not licensed from a third party;

(xv)         fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act;

(xvi)        take any action that would result in a failure to maintain trading of the Common Stock on Nasdaq;

(xvii)       (A)  except as required by applicable law, make any change in any accounting method, principles or practice by the Company or any of the Company Subsidiaries, except for such change required by reason of a concurrent change in GAAP or compliance with the applicable requirements of the rules and regulations promulgated by the SEC; (B) make any Tax election or change any Tax election already made; (C) amend any Tax Returns; (D) enter into any closing agreement; (E) settle or compromise any claim or assessment relating to Taxes; or (F) consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;

(xviii)      pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of any claims, liabilities or obligations (x) in the ordinary course of business consistent with past practice, or (y) fully reserved on the consolidated balance sheet (or the notes thereto) of the Company, dated September 30,

2004, included in the Form 10-Q filed by the Company with the SEC on November 8, 2004;

(xix)         (A) merge or consolidate with any other Person (other than the Merger);  (B) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;  (C) acquire the capital stock of any Person or the business of any Person through the acquisition of assets (except that purchases of assets may be made in the ordinary course of business consistent with past practice that do not exceed $50,000 per transaction or $200,000 in the aggregate); or (D) enter into any partnership, joint venture or strategic alliance;

(xx)          take any action that would or is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time, or that would impair the ability of the Company to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

(xxi)         subject Parent or the Surviving Corporation or any of their respective Subsidiaries to any non-compete, exclusivity or other restriction on any of their respective businesses or operations following the Closing;

(xxii)        subject to the other restrictions set forth in this Section 5.1, enter into any agreement or arrangement with any of their respective affiliates or any of the stockholders other than such agreements and arrangements as are entered into in the ordinary course of business and which have been negotiated on an arm’s-length basis and are no less favorable to the Company or any Company Subsidiary than the Company or such Company Subsidiary would have obtained from an unaffiliated third party, and provided that the Company shall have notified Parent in writing prior to entering into any such affiliate or stockholder transaction;

(xxiii)       settle or compromise any suit, action or investigation whether now pending or hereafter brought;

(xxiv)       make any material change in the marketing or business operations of the Company, including, without limitation, (x) entering into any new, or discontinuing any existing line of business or operations, (y) commencing or discontinuing operations or solicitations for business in any geographic area, or (z) opening or closing any office; or

(xxv)        enter into any written or oral agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do any of the foregoing.

(c)           The Company shall confer with Parent and keep Parent apprised on a regular basis and as and when reasonably requested regarding the management, business, operations and financial condition of the Company and the Company Subsidiaries, including without limitation, reports on relations with customers and the status of Material Contracts and Customer Contracts, negotiations with potential new customers or existing customers and prompt (within one business day) notification if the Company or any Company Subsidiary has received notice (written or oral) of the cancellation or termination of, or any expression or indication of any intention or desire to cancel or terminate, any Material Contract, or Customer Contract.  In the event that the Company requests the consent of the Parent to the taking of any action that would otherwise be prohibited pursuant to Section 5.1(b), the Company shall give written notice to any of Tod Burwell, Enrico DiLello or Paul Simpson (each, an “Approved Representative”), by e-mail or fax at the contract details to be provided by Parent on the date hereof, whichever is the most practicable in the circumstances, of the matter requiring consent in sufficient detail and background to allow the Parent to make an effective evaluation of the matter and the consent requested. The written notice shall go to the Approved Person whose name first appears in the list provided in the preceding sentence.  If such Person is unavailable or otherwise known by the Company to be unavailable to receive such notice, the Company may provide such notice to the second Person listed, and if unavailable, to the third Person listed.  If any such consent request relates to any agreement, than a copy of such notice, with a copy of such agreements and any related documents, shall also be sent to Bruce Gaylord or any other Person identified by Parent as a representative of its legal department Parent (the “Approved Legal Representative”). Consent requests related to litigation and other similar legal matters should also be copied to the Approved Legal Representative.  The Approved Representative and the Approved Legal Representative, if required, shall act as soon as practicable in the circumstance to advise the Company whether Parent will consent.

(d)           The Company shall use reasonable best efforts to negotiate and renew, on terms substantially similar or no less favorable than existing terms, all Customer Contracts prior to the date of expiration or any date that would grant any party thereto a right of termination; provided, that in each case, Parent shall have the right to consent to any such renewals to the extent required by Section 5.1(b).

(e)           The Company shall use reasonable best efforts to solicit customers and negotiate and enter into new Contacts with customers on terms substantially similar to, or no less favorable than, the terms of the Company’s existing

Customer Contracts; provided, that in each case, Parent shall have the right to consent to any such new contracts to the extent required by Section 5.1(b).

(f)            The Company shall prepare and deliver to the Parent at least five (5) business days prior to any proposed Closing Date a preliminary Closing Balance Sheet necessary for the satisfaction of the closing condition set forth in Section 7.2(h).  The Company shall make its accounting staff available to Parent to review and discuss the preparation of the preliminary Closing Balance Sheet.  The Closing Balance Sheet delivered in connection with the Closing shall be substantially identical to the preliminary Closing Balance Sheet, other than agreed adjustments, and shall be subject to the acceptance of Parent, not to be unreasonably withheld, conditioned or delayed.  A good faith dispute as to the consistent application of GAAP, arithmetic calculations or similar grounds shall constitute reasonable basis for Parent to refuse to accept the Closing Balance Sheet.

(g)           The Company may, from time to time prior to the Closing by written notice to Parent, through the Approved Representative and the Approved Legal Representative, advise the Parent of any matter which, if occurring prior to the date hereof, would have been required to be set forth or described on the Company Disclosure Schedule, or to correct any inaccuracy or breach in the representations and warranties made by the Company in this Agreement.  In providing any such notice, the Company shall provide sufficient detail and background of the matters disclosed to allow the Parent to make an effective evaluation.  The Company shall make personnel available and respond to requests from the Company for additional information.  Upon receipt of any such notice, the Parent may, in its sole discretion, (i) expressly agree in writing that any such inaccuracy or breach is immaterial, (ii) expressly waive in writing any such inaccuracy or breach, (iii) reserve judgment with respect to any such inaccuracy or breach, or (iv) exercise any other rights which may available to the Parent or the Merger Sub as result of such inaccuracy or breach, including without limitation, termination of this Agreement pursuant to Section 8.1.  In the absence of a writing from the Parent pursuant to clauses (i) and (ii) in the preceding sentence, no such notice shall be deemed to cure the representations and warranties to which such matters relate with respect to satisfaction of the conditions set forth in Section 7.2(a) or in 8.1(f) or otherwise affect any other term or condition contained in this Agreement.

Section 5.2             No Solicitation.

(a)           The Company agrees that it shall immediately cease and cause to be terminated all existing discussions, negotiations and communications with any third parties with respect to any Acquisition Proposal.  After the date hereof and prior to the Effective Time or the earlier termination of this Agreement pursuant to Section 8.1, the Company shall not, and shall not authorize or permit any Company Subsidiary or any of their respective officers, Directors, employees, investment bankers, attorneys, accountants or other advisors or agents (collectively, “Representatives”) to, directly or indirectly (i) initiate, solicit or encourage (including, without limitation, by way of furnishing information), or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal, (ii) enter into or participate in negotiations or discussions with, or provide any information or data to, any Person (other than Parent, the Merger Sub or any of their respective affiliates or representatives) relating to any Acquisition Proposal, (iii) make or authorize any statement, recommendation or solicitation in support of, or approve, any Acquisition Proposal, (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby, or (v) grant any waiver or release under any standstill or similar agreement with respect to any equity securities of the Company or any of the Company Subsidiaries.  Any violation of the foregoing restrictions by any of the Company’s Representatives shall be deemed to be a breach of this Agreement by the Company, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of the Company.  “Acquisition Proposal” means any inquiry, proposal or offer from any Person relating to, or that would reasonably be expected to lead to, (i) any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses that constitute ten percent (10%) or more of the revenues or the assets of the Company and the Company Subsidiaries, taken as a whole, or ten percent (10%) or more of any class of equity securities of the Company or the Company Subsidiaries, (ii) any tender offer or exchange offer that if consummated would result in any Person, together with Affiliates thereof, beneficially owning ten percent (10%) or more of any class of equity securities of the Company or any of the Company Subsidiaries, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any of the Company Subsidiaries pursuant to which any Person together with Affiliates thereof, would own ten percent (10%) or more of any class of equity securities of the Company or any of the Company Subsidiaries or of any resulting parent company of the Company, other than the transactions contemplated by this Agreement.

(b)           The Company shall promptly (within 24 hours) notify Parent and the Merger Sub orally and in writing if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company or any of its Representatives, in each case in connection with any Acquisition Proposal or the possibility or consideration of making an Acquisition Proposal indicating, in connection with such notice, the name of the third party making such Acquisition Proposal and the material terms and conditions of any proposals or offers.  The Company agrees that it shall keep Parent and the Merger Sub informed, on a current basis, of the status and terms of any Acquisition Proposal.  The Company shall provide Parent with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of the Company Board of Directors) of any meeting of the Company Board of Directors at which its Board of Directors is reasonably expected to discuss or consider any Acquisition Proposal.

(c)                                  Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, in response to a bona fide written Acquisition Proposal that the Company Board of Directors determinates in good faith after consultation with outside counsel and Thomas Weisel Partners or another financial advisor of nationally recognized reputation constitutes or is reasonably likely to lead to a Superior Proposal, the Company may furnish information concerning its business, properties or assets to any Person pursuant to an executed confidentiality agreement with terms (i) no less favorable to the Company than those contained in the Confidentiality Agreement, (ii) which shall not include any provision calling for any exclusive right to negotiate with such party and which (iii) shall not have the effect of prohibiting the Company from satisfying its obligations hereunder, and may negotiate and participate in discussions and negotiations with such Person concerning an Acquisition Proposal if, but only if, (x) such entity or group has on an unsolicited basis, and in the absence of any violation of this Section 5.2 by the Company or any of its Representatives, submitted a bona fide written Acquisition Proposal to the Company, and (y) the Company Board of Directors shall have concluded in its good faith judgment, only after consultation with independent outside legal counsel to the Company, that the failure to provide such information or access or to engage in such discussions or negotiations would cause the Company Board of Directors to violate its fiduciary duties to the Company’s stockholders under applicable law.  The Company shall promptly provide to Parent any material non-public information regarding the Company provided to any other party which was not previously provided to Parent, such additional information to be provided no later than the date of provision of such information to such other party.  “Superior Proposal” means any Acquisition Proposal that is not conditioned upon the ability to obtain financing (A) which is for all or substantially all of the assets of the Company or a majority of the total outstanding voting securities of the Company and as a result of which the stockholders of the Company immediately preceding such transaction would hold less than fifty percent (50%) of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or Subsidiary thereof, and (B) in relation to which such entity or group has, on an unsolicited basis and in the absence of any violation of Section 5.2 by the Company or its Representatives, submitted a bona fide written proposal to the Company relating to such transaction and which the Company Board of Directors determines in its good faith judgment, after consultation with its independent outside legal counsel and Thomas Weisel Partners or another nationally recognized investment banking firm, is (i) superior to the Company’s stockholders from a financial point of view than the Merger (taking into account all of the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Parent in response to such offer or otherwise)) and relevant legal, financial and regulatory aspects of the proposal, the identity of the third party making such proposal and the conditions for completion of such proposal, and (ii) reasonably capable of being consummated.

(d)                                 Unless this Agreement shall be terminated in accordance with its terms, neither the Company Board of Directors nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Parent), or publicly propose to withdraw (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal or (ii) approve or recommend, or propose to approve or recommend, or allow the Company or any of the Company Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.2).  Notwithstanding the foregoing, in response to the receipt of a Superior Proposal, the Company Board of Directors may withhold, withdraw, amend or modify its recommendation in favor of the Merger, and, in the case of a Superior Proposal that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions, whether by the Company Board of Directors or a committee thereof, a “Change of Recommendation”), if all of the following conditions in clauses (i) through (iv) are met:

(i)                                     A Superior Proposal with respect to the Company has been made and has not been withdrawn;

(ii)                                  The Company Stockholders’ Meeting has not occurred;

(iii)                               The Company shall have (A) delivered to Parent written notice (a “Change of Recommendation Notice”) at least four (4) business days prior to publicly effecting such Change of Recommendation, which notice shall state expressly (1) that it has received a Superior Proposal, (2) the material terms and conditions of the Superior Proposal and the identity of the Person or group making the Superior Proposal, and (3) that it intends to effect a Change of Recommendation and the manner in which it intends (or may intend) to do so, (B) provided to Parent a copy of all written materials delivered to the Person or group making the Superior Proposal in connection with such Superior Proposal, and (C) made available to Parent all materials and information made available to the Person or group making the Superior Proposal in connection with such Superior Proposal, together with a complete list identifying all such materials and information furnished to such Person or group; and

(iv)                              The Company Board of Directors has concluded in good faith, after receipt of advice of its outside independent legal counsel, that, in light of such Superior Proposal, the failure of the Company Board of Directors to effect a Change of Recommendation would result in a violation of its fiduciary obligations to its stockholders under applicable law.

After delivering the Change of Recommendation Notice, the Company shall provide Parent a reasonable opportunity (not to exceed four (4) business days) to make such adjustments in the terms and conditions of this Agreement, and negotiate in good faith with respect thereto, as would enable the Company to proceed with its recommendation to stockholders without making a Change of Recommendation.

(e)                                  Notwithstanding the foregoing, nothing contained in this Section 5.2 or any other provision hereof shall prohibit the Company or the Company Board of Directors from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders; provided, however, that the Company Board of Directors shall not in any case make a Change of Recommendation except in accordance with Section 5.2(c).

(f)                                    Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement shall be terminated in accordance with its terms, the Company shall be obligated to call, give notice of, convene and hold the Company Stockholders’ Meeting, regardless of the commencement, disclosure, announcement or submission to it of any Acquisition Proposal, or of any Change of Recommendation.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1                                      Proxy Statement.  As promptly as practicable after the execution of this Agreement, the Company will prepare and file with the SEC the preliminary Proxy Statement relating to the approval of this Agreement and the Merger by the stockholders of the Company.  Parent and the Company will provide each other with any information which may be required in order to effectuate the preparation and filing of the preliminary Proxy Statement.  The Company shall cooperate and provide Parent (and its counsel) with a reasonable opportunity to review and comment on the preliminary Proxy Statement, any amendment or supplement to the Proxy Statement prior to filing such with the SEC, and will provide Parent with a copy of all such filings made with the SEC.  The Company will notify Parent upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the preliminary Proxy Statement.  The Company shall cooperate and provide Parent and the Merger Sub (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to filing such statement with the SEC, and will provide Parent and the Merger Sub with a copy of all such filings made with the SEC.  As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Parent of all information required to be contained therein, the Company shall file with the SEC a revised Proxy Statement and will use all reasonable bests efforts to have it cleared by the SEC as soon thereafter as practicable.  The Company will cause the Proxy Statement to be mailed to its stockholders as soon as practicable after it is cleared by the SEC.

Section 6.2                                      Meeting of Stockholders of the Company.

(a)                                  Promptly after the Proxy Statement is cleared by the SEC, the Company will convene a meeting of the Company’s stockholders to vote on this Agreement and the Merger (the “Company Stockholders’ Meeting”) to be held as promptly as practicable after the Proxy Statement is cleared by the SEC.  The Company will use reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Merger, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the Nasdaq and the DGCL.  Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders’ Meeting if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Common Stock represented (either in Person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting.  The Company shall call, notice and convene the Company Stockholders’ Meeting, and all proxies solicited by it in connection with the Company Stockholders’ Meeting shall be solicited in compliance with the DGCL, its Certificate of Incorporation and Bylaws, Nasdaq rules and all other applicable law.

(b)                                 Except to the extent expressly permitted by Section 5.2(c): (i) the Proxy Statement shall include a statement to the effect that the Company Board of Directors has unanimously recommended that the Company’s stockholders vote in favor of approval and adoption of this Agreement and the Merger at the Company Stockholders’ Meeting, (ii) the Company Board of Directors shall unanimously recommend that the Company’s stockholders vote in favor of the approval of this Agreement and the Merger at the Company Stockholders’ Meeting, and (iii) neither the Company Board of Directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Company Board of Directors that the Company’s stockholders vote in favor of the approval of this Agreement and the Merger.

(c)                                  Once the Company Stockholders’ Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders’ Meeting (other than for the absence of a quorum) without the consent of Parent.  Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.2(c) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition

Proposal or interest in an Acquisition Proposal or any Change of Recommendation.  Notwithstanding any Change of Recommendation, this Agreement and the Merger shall be submitted to the stockholders of the Company at the Company’s Stockholders’ Meeting for the purpose of approving the Agreement and the Merger and nothing contained herein shall be deemed to relieve the Company of such obligation.

Section 6.3                                      Notification of Certain Matters.  The Company shall give prompt notice to Parent, and the Merger Sub and Parent and the Merger Sub shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would be likely to cause either (i) any representation or warranty contained in this Agreement to be untrue or inaccurate or (ii) any condition set forth in Article VII to be unsatisfied at any time from the date hereof to the Effective Date (except to the extent it refers to a specific date) and (b) any failure of the Company, the Merger Sub or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations or warranties of the parties or the conditions to the obligations of the parties hereto.

Section 6.4                                      Access; Confidentiality.

(a)                                  From the date hereof until the Effective Time, upon reasonable notice, the Company shall (and shall cause each of the Company Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives and agents of Parent and the Merger Sub reasonable access, at reasonable times, to (i) all of the properties, books, analyses, projections, plans, systems, contracts, commitments, records, notices, personnel offices and other facilities of the Company and the Company Subsidiaries, (ii) the appropriate individuals (including management, personnel, attorneys, accountants and other professionals) for discussion of the business, properties, prospects and personnel of the Company and the Company Subsidiaries as Parent may reasonably request, and (iii) customers of the Company as mutually agreed.  Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere with the business or operations of the Company or any Company Subsidiaries.  During such period, the Company shall (and shall cause each of the Company Subsidiaries to), subject to any limitations imposed by law with respect to records of employees, furnish promptly to Parent and the Merger Sub (x) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws, (y) a copy of all material correspondence with any U.S. federal or foreign Governmental Entity and (z) all other information concerning its business, properties and personnel as Parent or the Merger Sub may reasonably request.  No investigation pursuant to this Section 6.4 or information shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.  The parties will hold any information which is non-public in confidence in accordance with the terms of the Confidentiality Agreement, dated as of March 5, 2003, between the Company and Parent (the “Confidentiality Agreement”) and, in the event this Agreement is terminated for any reason, the parties shall promptly return or destroy such information in accordance with the Confidentiality Agreement.

(b)                                 From the date hereof until the Effective Time, (i) upon reasonable notice, the Company shall (and shall cause each of the Company Subsidiaries to) afford to the officers, employees, counsel and other representatives and agents of Parent and the Merger Sub reasonable access to Employees for purposes of communicating to Employees the terms and conditions of employment that may apply after the Closing; and (ii) without the written consent of Parent, neither the Company nor any Company Subsidiary shall make (and the Company shall not permit any other Person to make) any promises or commitments to any Employee with regard to his or her employment status with Parent or its affiliates after the Closing or the terms or conditions upon which such employment might occur or be continued.  To the extent not precluded by any law, rule, regulation, ordinance, judgment, decree, order or writ of any Governmental Entity applicable to the Company (or a Company Subsidiary, as applicable), the Company (or Company Subsidiary, as applicable) shall subject, on or before March 15, 2005, each Employee that is not an Inactive Employee to Parent’s policies and procedures for employment screening set forth on Exhibit C, and the Company (or Company Subsidiary, as applicable) shall subject each Inactive Employee to such policies and procedures for employment screening immediately prior to such Inactive Employee returning to work.  For purposes of this Section 6.4(b), “Employee” shall mean each officer or employee of the Company or any Company Subsidiary (including Inactive Employees) and “Inactive Employee” shall mean any Employee who is not actively at work due to an approved medical, family, military or personal leave under the policies of the Company or any Company Subsidiary, including any Employee who is receiving long-term disability benefits.

Section 6.5                                      Publicity.  The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Parent and the Company.  Thereafter, so long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without prior written consent of each of the other parties to this Agreement, such consent not to be unreasonably withheld, conditioned, or delayed, except as such party determines may be required by law or by any listing agreement with or listing rules of a national securities exchange or trading market or by the listing rules of The New York Stock Exchange or Nasdaq, in which case, the party proposing to issue such press release or make such public announcement shall use all reasonable efforts to consult in good faith with the other party before issuing such press release or making such public announcements.

Section 6.6                                      Indemnification; Directors’ and Officers’ Insurance.

(a)                                  Without limiting any additional rights that any Indemnified Parties (as defined below) may have under any employment agreement, indemnification agreement or Benefit Plan, Parent and Merger Sub agree that (i) the Certificate of Incorporation or the Bylaws of the Surviving Corporation and the Company’s Subsidiaries immediately after the Effective Time shall contain provisions with respect to indemnification and exculpation from liability that are at least as favorable to the beneficiaries of such provisions as those provisions that are set forth in the Certificate of Incorporation and Bylaws of the Company and its Subsidiaries, respectively, on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years following the Effective Time in any manner that would adversely affect the rights thereunder of persons who on or prior to the Effective Time were Directors, officers, employees or agents of the Company or any of its Subsidiaries (collectively, the “Indemnified Parties”), unless such modification is required by applicable law and (ii) all rights to indemnification as provided in any indemnification agreement with any current or former Directors, officers, employees, or agents of the Company or any Company Subsidiaries as in effect as of the date hereof with respect to matters occurring at or prior to the Effective Time shall survive the merger and thereafter terminate as provided in such agreements.  The indemnity provided by this Section 6.6(a) will operate in conjunction with the Prior Acts Coverage being arranged as per Section 6.6(b) recognizing that any claim covered by the Prior Acts Coverage must be paid by the insurer before any payment of the Parent or the Surviving Corporation; provided, however, that an Indemnified Party’s expenses shall be advanced to the maximum extent provided by the Company’s or a Company Subsidiary’s Certificate of Incorporation or Bylaws or respective indemnification agreements (each such indemnification agreement being set forth on Section 6.6(a) of the Company Disclosure Schedule).  The Company represents and warrants that no Indemnified Party acts as an officer or director of any Person other than the Company or a Company Subsidiary following a request, or at the direction, of the Company.

(b)                                 At the expense of the Company, Parent or the Surviving Corporation and the Company will use its reasonable best efforts to maintain the Company’s existing Errors and Omissions, Employment Practices Liability, Employed Lawyers Professional Liability, and D&O Insurances (the “Prior Acts Coverage”) for a period of not less than six (6) years after the Effective Time; provided, however, that Parent may substitute or cause to be substituted therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to the Company or such Directors or officers; provided, further, that if the existing Prior Acts Coverage expires or is terminated or cancelled during such period, then Parent or the Surviving Corporation shall use all reasonable best efforts to obtain substantially similar Prior Acts Coverage; provided further, however, that in no event shall Parent be required to pay premiums for insurance under this Section 6.6(b) in excess of two hundred percent (200%) of the annual premium currently paid by the Company for such coverage (which the Company represents and warrants to be not more than $400,000); and provided, further, that if Parent or the Surviving Corporation is unable to obtain the amount of insurance required by this Section 6.6(b) for such premium, Parent or the Surviving Corporation shall obtain as much insurance as can be obtained for an annual premium not in excess of two hundred percent (200%) of such current premium.

(c)                                  This Section 6.6 is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.  The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

(d)                                 In the event the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person as a condition precedent to any such transaction, all necessary provisions and all necessary provisions shall be made so that the successors and assigns of the Surviving Corporation fully assumes all of the obligations set forth in this Section 6.6.

Section 6.7                                      Reasonable Best Efforts.

(a)                                  Prior to the Closing, upon the terms and subject to the conditions of this Agreement, the parties agree to use their respective reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary and appropriate, under applicable laws to consummate and make effective the Merger and the Transactions as promptly as practicable including, but not limited to (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the Transactions and the taking of such actions as are necessary to obtain all requisite approvals, consents, authorizations, orders, exemptions or waivers by any third party or Governmental Entity, and (ii) the satisfaction of applicable conditions to Closing.  In addition, no party hereto shall take any action after the date hereof that would reasonably be expected to delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to Closing.

(b)                                 Parent and the Company shall, within ten (10) business days after the execution and delivery of this Agreement, use reasonable best efforts to (i) file with the Federal Trade Commission and the Department of Justice the notification required to be filed with respect to the transactions provided in this Agreement under the HSR Act (and request early termination of the waiting period) and (ii) file with the appropriate Governmental Entities all notifications required under applicable foreign antitrust or competition laws.  Each of Parent and the Company shall, in connection therewith, cooperate as necessary to promptly amend such filings or supply additional information and documentary materials as may be requested pursuant to the HSR Act or foreign antitrust or competition laws.

(c)                                  Prior to the Closing, each party shall provide any necessary information with respect to, and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement.  Parent shall keep the Company apprised of the status of the Banking Regulatory Approvals and each party hereto shall promptly inform the other of any communication from any Governmental Entity regarding any other consent, approval, authorization, or filing required for or otherwise relating to the Merger and the Transactions unless otherwise prohibited by law.  If any party hereto or affiliate thereof receives a request for additional information or documentary material from any such Government Entity with respect to the Merger or the Transactions, then such party shall endeavor in good faith to make, as soon as reasonably practicable and after consultation with the other party (to the extent related to any antitrust consent, approval, authorization or filing), an appropriate response in compliance with such request.  To the extent that transfers, amendments or modifications of Company Permits are required as a result of the execution of this Agreement or consummation of the Merger and the Transactions, the Company shall use its commercially reasonable efforts to effect such transfers, amendments or modifications.

(d)                                 Notwithstanding the foregoing, in connection with the receipt of any necessary approvals under the HSR Act, any applicable foreign antitrust or competition law or from the Office of the Comptroller of the Currency, Parent shall not be required to divest or hold separate any assets or any portion of any business of Parent, the Company or their respective Subsidiaries or otherwise take or commit to take any action that limits Parent’s or the Company’s freedom of action with respect to, any of the businesses, product lines, properties or assets of the Company or Parent or which would result in burdensome conditions being imposed on Parent’s or the Company’s operations.

Section 6.8                                      State Takeover Laws.  The Company and its Board of Directors shall (x) take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (y) if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, take all reasonable action necessary to ensure that Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 6.9                                      Subsequent Financial Statements.  To the extent reasonably practicable, the Company shall consult with Parent prior to making publicly available its financial results for any period after the date of this Agreement and prior to filing any Company SEC Documents after the date of this Agreement, it being understood that Parent shall have no liability by reason of such consultation.

Section 6.10                                Employee Matters.

(a)                                  From and after the Effective Time, Parent shall assume and honor or shall cause the Surviving Corporation to assume and honor, the obligations of the Company and the Company Subsidiaries under all existing Benefit Plans and the Parent or Surviving Corporation shall perform the obligations of the Company and the Company Subsidiaries under such Benefit Plans in the same manner and to the same extent that the Company and the Company Subsidiaries would have been required to perform thereunder; provided, however, that nothing herein shall be construed to prevent, on or following the Effective Time, (i) the termination of employment of any individual who immediately prior to the Effective Time was an employee of the Company or any Company Subsidiary (such employees, the “Company Employees”) or (ii) the amendment or termination of any Benefit Plan to the extent permitted by the terms thereof and applicable law.

(b)                                 Except as otherwise provided in this Section 6.10, subject to applicable law, Parent shall or shall cause the Surviving Corporation to (i) provide employee benefits to the Company Employees effective as of the Effective Time that shall be substantially similar, in the aggregate, to the employee benefits that Parent and its subsidiaries (other than the Surviving Corporation and its subsidiaries) provide to similarly situated employees other than the Company Employees, and (ii) for the period beginning at the Effective Time (provided the Effective Time occurs on or before December 31, 2005) and ending no earlier than December 31, 2005, provide each Company Employee with base pay or wage rates and incentive compensation opportunities applicable to the Company Employee immediately before the Effective Time.

(c)                                  To the extent that any employee benefit plan is made available to the Company Employees at or following the Effective Time, Parent shall, or shall cause one of its subsidiaries to, grant the Company Employees credit for all service with the Company and its subsidiaries prior to the Effective Time for purposes of eligibility and vesting; provided that such service shall (i) be recognized only to the extent that it would have been recognized under the plans of Parent or its subsidiaries had it been in service with Parent or its subsidiaries and (ii) not be recognized for purposes of (x) benefit accruals, grandfathering of benefit schedules, and/or level of salary credits based on service under the retirement plans of Parent or its subsidiaries, (y) retirement eligibility under Parent’s option and stock award plans and arrangements and (z) eligibility for post-retirement, medical or life insurance.  In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans, programs, policies and arrangements sponsored by Parent and its subsidiaries (such plans, collectively, the “New Plans”) to the extent coverage under such plan replaces coverage under a comparable Company Plan in which such employee participates immediately before or at any time after the Effective Time (such plans, collectively, the “Old Plans”) and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, and/or vision to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; provided that, to the extent any Company Employee elects coverage under Parent’s long-term disability insurance policy (the “LTD Policy”) immediately following the Effective Time, the coverage of such Company Employee shall be subject to the transfer provision of the LTD Policy, which provides for no loss or gain in coverage for pre-existing conditions for Company Employees who were covered by the Company’s long-term disability insurance policy or program.

(d)                                 Parent acknowledges that a “change of control,” a “change in control” or terms of similar meaning as used in any Benefit Plan set forth on Section 6.10(d) of the Company Disclosure Schedule shall occur at the Effective Time.

(e)                                  For the period beginning at the Effective Time (provided the Effective Time occurs on or before December 31, 2005) and ending no earlier than December 31, 2005, Parent shall cause the Surviving Corporation to maintain the Company’s severance policy for the Company Employees (other than those Company Employees with an individual agreement providing for a severance benefit) as in effect immediately prior to the Effective Time.

ARTICLE VII

CONDITIONS

Section 7.1                                      Conditions to Each Party’s Obligations to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, the Merger Sub and the Company, as the case may be, to the extent permitted by applicable law:

(a)                                  This Agreement and the Merger shall have been duly approved by the requisite vote under applicable law by the stockholders of the Company.

(b)                                 No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation,

executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(c)                                  All waiting periods (and any extension thereof) under the HSR Act and any foreign antitrust or competition laws relating to the Merger and the transactions contemplated hereby shall have expired or terminated.  All foreign antitrust approvals required to be obtained prior to the Merger in connection with the Merger and the transactions contemplated hereby shall have been obtained.

Section 7.2                                      Additional Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and the Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Parent or the Merger Sub:

(a)                                  The representations and warranties of the Company as set forth in this Agreement that are qualified as to materiality shall be true and complete in all respects and each such representation or warranty that is not so qualified shall be true and complete in all material respects, in each case as of the date hereof and at and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date).  Parent and the Merger Sub shall have received a certificate with respect to the foregoing, and certifying that no Company Material Adverse Effect shall have occurred since the date hereof and be continuing, signed on behalf of the Company by the Chief Executive Officer of the Company.

(b)                                 The Company and the Company Subsidiaries shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date except to the extent that such covenants are qualified by terms such as “material” or “Material Adverse Effect,” in which case the Company and the Company Subsidiaries shall have performed and complied with all such covenants in all respects prior to the Closing Date and that the Company and the Company Subsidiaries shall have performed and complied with all covenants and agreements in Section 2.5(a) in all respects prior to the Closing Date, and Parent and the Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer of the Company.

(c)                                  No Company Material Adverse Effect shall have occurred since the date hereof and be continuing.

(d)                                 No litigation shall have commenced and be continuing or have been threatened in writing that seeks to prevent, enjoin, alter or delay consummation of the Merger or the other transactions contemplated under this Agreement, or which seeks material damages in connection with the Merger or the other transactions contemplated hereby or which seeks to limit or prohibit ownership or operation by the Company, the Company Subsidiaries, Parent or any of its Subsidiaries of any of their respective businesses or assets.

(e)                                  All consents, permits, approvals and authorizations of, and filings with or notifications to, any Governmental Entity and any other Person required for the consummation of the Merger and the other transactions contemplated hereby shall have been obtained or made and be in effect at the Effective Time.

(f)                                    Parent shall have obtained the Banking Regulatory Approvals and such approvals shall impose no burdensome conditions on the operations of Parent or the Company from and after the Effective Time.

(g)                                 Parent shall have received from the Company an opinion from Crowell & Moring, the Company’s outside patent legal counsel, that the Company’s and the Company Subsidiaries’ products, services and business do not infringe any patents issued to DE Technologies, such legal opinion to be in form and substance satisfactory to Parent.

(h)                                 The Net Tangible Asset Value of the Company as shown on the Closing Balance Sheet accepted by Parent pursuant to Section 5.1(f) shall not be less than $50,000,000.

Section 7.3                                      Additional Conditions to the Obligations of the Company.  The obligations of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Company:

(a)                                  The representations and warranties of Parent and the Merger Sub contained in this Agreement shall be true and correct in all material respects on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date).  The Company shall have received a certificate with respect to the foregoing, with respect to the representations and warranties of Parent, signed by an authorized officer of Parent and a certificate with respect to the foregoing, with respect to the representations and warranties of the Merger Sub, signed by an authorized officer of the Merger Sub.

(b)                                 Parent and the Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date except to the extent that such covenants are qualified by terms such as “material” or “Material Adverse Effect,” in which case the Parent and the Merger Sub shall have performed and complied with all such covenants in all respects prior to the Closing Date, and the

Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the covenants of Parent, by an authorized officer of Parent and a certificate with respect to the foregoing signed on behalf of the Merger Sub, with respect to the covenants of the Merger Sub, by an authorized officer of the Merger Sub.

ARTICLE VIII

TERMINATION

Section 8.1                                      Termination.  This Agreement may be terminated and the Merger abandoned at any time before the Effective Time, and except as provided below, whether before or after the receipt of the Company Stockholder Approval or the holding of the Company shareholders’ meeting:

(a)                                  by mutual written consent of Parent and the Company;

(b)                                 by either Parent or the Company if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other non-appealable final action, in each case permanently restraining, enjoining or otherwise prohibiting the Merger or the Transactions;

(c)                                  by either Parent or the Company if the Merger has not been consummated by July 1, 2005; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by such date;

(d)                                 by either Parent or the Company if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Company Stockholders’ Meeting; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company where the failure to obtain the Company’s Stockholder Approval shall have been caused by the action or failure to act of the Company, and such action or failure to act constitutes a material breach by the Company of this Agreement;

(e)                                  by Parent (at any time prior to the receipt of the Company Stockholder Approval) if (i) the Company Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of, the approval of this Agreement and the Merger, (ii) the Company shall have failed to include in the Proxy Statement the recommendation of its Board of Directors in favor of the approval of the Agreement and the approval of the Merger, (iii) the Company Board of Directors fails to reaffirm (publicly, if so requested) its recommendation in favor of approval of the Agreement and the Merger within ten (10) business days after the other party hereto requests in writing that such recommendation be reaffirmed following the public announcement of any

Acquisition Proposal, (iv) the Company Board of Directors or any committee thereof shall have approved or recommended any Acquisition Proposal, (v) a tender or exchange offer relating to its securities shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent or given to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) business days after such tender or exchange offer is first published, a statement disclosing that the Company Board of Directors recommends rejection of such tender or exchange offer, (vi) the Company shall have violated or breached any of its obligations under Section 5.2, (vii) any Person or group other than Parent, the Merger Sub or an arbitrageur shall have become the beneficial owner of more than twenty percent (20%) of the Common Stock (either on a primary or a fully-diluted basis), or (viii) the Company shall have delivered a Change of Recommendation Notice;

(f)                                    by Parent, (i) in the event the representations and warranties of the Company as set forth in this Agreement that are qualified as to materiality shall not be true and complete in all respects, (ii) in the event the representations or warranties of the Company as set forth in this Agreement that are not so qualified as to materiality are not true and complete in all material respects, in the case of (i) and (ii) as of the date hereof and at and as of any date prior to the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only as of such date), or (iii) upon a material breach of any covenant or agreement on the part of the Company set forth in this Agreement, and, in any of the foregoing events the breach of any representation, warranty, covenant or agreement is not cured or, by its nature can not be cured, within thirty (30) days following written notice from the Parent of such breach; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(f) if Parent or Merger Sub is then in material breach of any of its representations, warranties, or covenants such that the Company would have a right to terminate this Agreement pursuant to Section 8.1(g);

(g)                                 by the Company, (i) in the event the representations and warranties of Parent or the Merger Sub as set forth in this Agreement that are qualified as to materiality shall not be true and complete in all respects, (ii) in the event the representations or warranties of Parent or the Merger Sub as set forth in this Agreement that are not so qualified as to materiality are not true and complete in all material respects, in the case of (i) and (ii) as of the date hereof and at and as of any date prior to the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only as of such date), or (iii) upon a material breach of any covenant or agreement on the part of Parent or the Merger Sub set forth in this Agreement, and, in any of the foregoing events the breach of any representation, warranty, covenant or agreement is not cured or, by its nature cannot be cured, within thirty (30) days following written notice from the Company of such breach; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if Company is then in material breach of any of its representations, warranties, or covenants such that the Parent would have the right to terminate this Agreement pursuant to Section 8.1(f); or

(h)                                 by the Company, if, prior to the approval of this Agreement and the Merger by the required vote of the stockholders of the Company, the Company Board of Directors has provided written notice to Parent that the Company intends to enter into a binding written agreement for a Superior Proposal (with such termination becoming effective only upon the Company entering into such binding written agreement); provided, however, that (i) the Company shall have complied with Section 5.2 in all material respects; (ii) the Company shall have delivered to Parent a Change of Recommendation Notice with respect to such Superior Proposal and such Change of Recommendation Notice complies with the requirements of Section 5.2; (iii) Parent does not make, within four (4) business days after receipt of the Company’s written notice pursuant to this Section 8.1(h), an offer that the Company Board of Directors shall have reasonably concluded in good faith (following consultation with its financial advisor and independent outside counsel) is at least as favorable to the stockholders of the Company from a financial point of view as such Superior Proposal; (iv) the Company Board of Directors shall have received an opinion from Thomas Weisel Partners or another investment banking firm of national reputation to the effect that the consideration to be provided to the stockholders of the Company by such Superior Proposal is superior from a financial point of view to that provided by the Merger Consideration; and (v) the Company pays the Termination Fee in accordance with Section 8.2(b) concurrently with entering into such binding written agreement.

Section 8.2                                      Effect of Termination; Termination Fees.

(a)                                  In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, the Merger Sub or the Company, except (i) as set forth in the last sentence of Section 6.4(a), (ii) this Section 8.2 and (iii) Article IX; provided, however, that the termination of this Agreement shall not relieve any party from liability for any breach of this Agreement.

(b)

(i)                                     If this Agreement is terminated by Parent or the Company, as applicable, pursuant to Sections 8.1(e) or (h) or pursuant to Section 8.1(f) and the breach of the representation, warranty or covenant that gave rise to such termination right caused, or was reasonably likely to cause a Company Material Adverse Effect, the Company shall promptly, but in no event later than (x) two (2) business days after the date of such termination in the case of a termination by Parent and (y) in accordance with the last sentence of Section 8.1(h) in the case of a termination by Company under such Section, pay Parent a fee equal to $5,000,000 (“Termination Fee”) in accordance with Section 8.2.

(ii)                                  If this Agreement is terminated by Parent or the Company, as applicable, pursuant to Sections 8.1(c) or 8.1(d) and the failure for the Merger to be consummate or to obtain the Company Stockholder Approval was not the result of the failure to obtain the Banking Regulatory Approvals or any other required approvals or consents of a Governmental Entity required to be obtained by Parent and the Merger Sub, the Company shall pay the Termination Fee if, following the date hereof and prior to the termination of this Agreement, there has been public disclosure of an Acquisition Proposal with respect to the Company and within twelve (12) months following the termination of this Agreement the Company enters into an agreement providing for an acquisition of the Company.  Such payment shall be made concurrently with entering into such agreement, and in accordance with Section 8.2(c).

(c)                                  Payments.  All amounts payable under Section 8.2(b) shall be paid in immediately available funds by wire transfer to such account as Parent may designate in writing to the Company.

ARTICLE IX

MISCELLANEOUS

Section 9.1                                      Amendment and Modification.  Subject to applicable law and as otherwise provided in the Agreement, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, but, after adoption and the approval of this Agreement by the Company’s stockholders, no amendment shall be made which by law requires further approval by such stockholders without obtaining such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties required hereunder, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable law and compliance with the provision in the prior sentence, waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Section 9.2                                      Non-survival of Representations and Warranties.  The representations and warranties of the Company, Parent and the Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive consummation of the Merger.

Section 9.3                                      Expenses.  Except as expressly set forth in Section 8.2(b), all fees, costs and expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such fees, costs and expenses.

Section 9.4                                      Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by a nationally recognized overnight courier service (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)                                  if to Parent or the Merger Sub, to:

JP Morgan Chase Bank, National Association

10420 Highland Mn Drive, Bl 2, 4th Fl

Tampa, FL 33610

Attention: Tod R. Burwell, Vice President

Telephone No.: (813) 432-5281

Facsimile No.: (813) 432-5173

with copies to:

JP Morgan Chase Bank, National Association

Legal Department

1 Chase Manhattan Plaza, 25th Fl

New York, NY 10081

Attention: Richard M. Gottlieb, Senior Vice President

Telephone No.: (212) 552-1401

Facsimile No.: (212) 383-0249

and

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, DC  20005

Attention:  Marcia R. Nirenstein

Telephone No.:  (202) 371-7000

Facsimile No.:  (202) 393-5760

and

(b)                                 if to the Company, to:

Vastera, Inc.

45025 Aviation Drive, Suite 300

Dulles, VA  20166

Attention:  Brian D. Henderson, Chief Counsel

Telephone No.:  (703) 661-9006, ext. 2207

Facsimile No.:  (703) 742-4534

with a copy to:

DLA Piper Rudnick Gray Cary

6225 Smith Avenue

Baltimore, MD  21209

Attention:  Richard C. Tilghman, Jr.

Telephone No.:  (410) 580-4274

Facsimile No.:  (410) 580-3274

Section 9.5                                      Definitions; Interpretations.

(a)                                  For purposes of this Agreement the following terms have the meanings ascribed to them below.

(i)                                     “Affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

(ii)                                  “Banking Regulatory Approvals” means the regulatory consent and approval of the Merger by the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System and any other consents or approvals required by any comparable foreign regulatory agencies.

(iii)                               “Closing Balance Sheet” means an estimated consolidated balance sheet of the Company prepared in good faith by the Company as of the Closing Date in accordance with GAAP applied on a consistent basis with the Financial Statements.

(iv)                              “Company Material Adverse Effect” means any event, circumstance, change or effect that has had, or is reasonably likely to have, a material adverse effect on (x) the business, assets, properties, liabilities, condition (financial or otherwise), results of operations or prospects of the Company and the Company Subsidiaries, taken as a whole, including the fact that (other than any change or effect resulting from (i) changes in general international, national or regional economic or financials conditions or (ii) general changes or developments in the industries in which the Company and the Company Subsidiaries operate, except where such changes or effects described in clause (i) or (ii) have a disproportionate effect on the Company and the Company Subsidiaries), or (y) the ability of the Company to consummate the Merger and the other transactions contemplated hereby in a timely manner; it being agreed that if (A) customers of the Company and the Company Subsidiaries that in the aggregate accounted for more than $5,000,000 of the Company’s consolidated revenue in 2004 have indicated that they will discontinue, (B) any of the customers of the Company set forth on Section 9.5(a)(iv) of the Company Disclosure Schedule has failed to affirmatively agree in a discussion with representatives of Parent that they will continue, to conduct business with the Company on substantially similar terms as presently conducted following the consummation of the Transactions or (C) a Government Entity commences a formal investigation against the Company (other than a routine audit by a taxing authority), such will constitute a Company Material Adverse Effect.

(v)                                 “Data Room” means the documents and materials related to the Company and the Company Subsidiaries provided to Parent in the data room contained in the office of Piper Rudnick LLP located at 1775 Wiehle Avenue, Suite 400, Reston, Virginia 20190 and documents “made available in the Data Room” means those documents listed on the Data Room Index included in Section 9.5(a)(v) to the Company Disclosure Schedule.

(vi)                              “Director”, when used in reference to the Company, means a member of the Company Board of Directors.

(vii)                           “employees at the director level” and similar non-capitalized terms, means employees of the Company with the title “Director” and not members of the Company Board of Directors.

(viii)                        “Knowledge” with respect to the Company means the knowledge of the Company and the Company Subsidiaries and their respective (i) officers, (ii) directors, and (iii) Senior Management Personnel.

(ix)                                “Net Tangible Asset Value” means an amount equal to the total tangible assets of the Company and the Company Subsidiaries less the total liabilities of the Company and the Company Subsidiaries.

(x)                                   “Person” means a natural Person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

(xi)                                “Senior Management Personnel” means the employees of the Company at the vice presidential level and above (other than as set forth on Section 9.5(a)(xi) of the Company Disclosure Schedule) and Dave Banta and Dick Brucker.

(xii)                             “Subsidiary” means with respect to any party, any corporation, partnership or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries or (ii) such party or any other Subsidiary of such party is a general partner (excluding any such partnership where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership).

(b)                                 Index of Defined Terms.  Solely for convenience purposes, the following is a list of terms that are defined in this Agreement and the Section number where such definition is contained:

Term	Section
Acquisition Proposal	5.2(a)
Affiliate	9.5(a)(i)
Agreement	First Paragraph
Approved Legal Representative	5.1(c)
Approved Representative	5.1(c)
Audit	3.12(l)(i)
Banking Regulatory Approvals	9.5(a)(ii)
Benefit Plans	3.11(a)
Certificate	2.1(b)
Certificate of Merger	1.2
Change of Recommendation	5.2(d)
Change of Recommendation Notice	5.2(d)(iii)
Closing	1.3
Closing Balance Sheet	9.5(a)(iii)
Closing Date	1.3
Code	3.12(l)(ii)
Comerica Loan	3.1(b)
Common Stock	Recitals
Company	First Paragraph

Term	Section
Company Board of Directors	Recitals
Company Disclosure Schedule	3.1(a)
Company Employees	6.10(a)
Company IP	3.16(l)(i)
Company Material Adverse Effect	9.5(a)(iv)
Company Permits	3.18(b)
Company SEC Documents	3.7(a)
Company Software	3.16(l)(ii)
Company Stockholder Approval	3.3
Company Stockholders’ Meeting	6.2(a)
Company Subsidiary	3.1(a)
Computer Software	3.16(l)(iii)
Confidentiality Agreement	6.4(a)
Contract	3.6(d)
Copyrights	3.16(l)(iv)
Customer Contracts	3.13(b)
Data Room	9.5(a)(v)
Delaware Courts	9.10
Director	9.5(a)(vi)
Dissenting Shares	2.6
DGCL	Recitals
Effective Time	1.2
Employee	6.4(b)
employees at the director level	9.5(a)(vii)
Encumbrances	3.1(b)
Environmental Claim	3.20(e)(i)
Environmental Laws	3.20(e)(ii)
ERISA	3.11(a)
ERISA Affiliate	3.11(a)
ESPP	2.5(b)
Exchange Act	3.6(c)
Financial Statements	3.7(b)
Foreign Benefit Plan	3.11(q)
GAAP	3.7(b)
Governmental Entity	3.6(b)
HSR Act	3.6(c)
Inactive Employee	6.4(b)
Inbound License Agreements	3.16(l)(v)
Indemnified Parties	6.6(a)
Intellectual Property	3.16(l)(vi)
Knowledge	9.5(a)(viii)
Leased Real Property	3.14(a)
LTD Policy	6.10(c)
Material Acquisition Agreement	3.27(b)(ii)

Term	Section
Material Acquisitions	3.27(b)(i)
Material Contracts	3.13(b)
Materials of Environmental Concerns	3.20(e)(iii)
Merger	Recitals
Merger Consideration	2.1(b)
Merger Sub	First Paragraph
Net Tangible Asset Value	9.5(a)(ix)
New Plans	6.10(c)
Old Plans	6.10(c)
Open Source Materials	3.16(l)(vii)
Option	2.5(d)(i)
Option Plans	2.5(d)(ii)
Outbound License Agreement	3.16(l)(viii)
Parent	First Paragraph
Patents	3.16(l)(ix)
Paying Agent	2.2(a)
Permitted Encumbrances	3.14(e)
Person	9.5(a)(x)
Preferred Stock	3.2(a)
Prior Acts Coverage	6.6(b)
Proxy Statement	3.21
Registered Company IP	3.16(l)(x)
Representatives	5.2(a)
SEC	3.6(c)
Securities Act	3.7(a)
Senior Management Personnel	9.5(a)(xi)
Subsidiary	9.5(a)(xii)
Superior Proposal	5.2(c)
Surviving Corporation	1.1
Tax	3.12(l)(iii)
Tax Authority	3.12(l)(iv)
Tax Returns	3.12(l)(v)
Termination Fee	8.2(b)(i)
Thomas Weisel Partners	3.22
Trade Secrets	3.16(l)(xii)
Trademarks	3.16(l)(xi)
Transactions	3.3
Updata	3.24
Voting Agreements	Recitals
Voting Debt	3.2(c)

(c)                                  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.  The headings, the table of contents and the index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 9.6                                      Counterparts.  This Agreement may be executed manually in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

Section 9.7                                      Entire Agreement.  This Agreement (including the Schedules hereto) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof (provided that the provisions of this Agreement shall supersede any conflicting provisions of the Confidentiality Agreement).

Section 9.8                                      Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity and enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid and unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 9.9                                      Specific Performance.  The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.10                                Governing Law and Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.  This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the principles of conflicts of law thereof.  Each of the parties hereto hereby irrevocably and unconditionally consents to submit to jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of

Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such Delaware Courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

Section 9.11                                Assignment.  This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Merger Sub may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (i) Parent, (ii) to Parent and one or more direct or indirect wholly-owned Subsidiaries of Parent, or (iii) to one or more direct or indirect wholly-owned Subsidiaries of Parent.

Section 9.12                                Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.13                                No Waiver; Remedies Cumulative.  No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

Section 9.14                                Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and, except as provided in Section 6.6 nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.15                                Waiver of Jury Trial.  EACH OF PARENT, THE COMPANY AND THE MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, THE COMPANY OR THE MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[REST OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent, the Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By
Name:
Title:

JPM MERGER SUB INC.

By
Name:
Title:

VASTERA, INC.

By
	Name:	Timothy Davenport
	Title:	President and
Chief Executive Officer

Signature page to Agreement and Plan of Merger